As filed with the Securities and Exchange Commission on August 26, 2005

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form F-3

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

NICE-SYSTEMS LTD.

(Exact name of Registrant as specified in its charter and translation of Registrant's name into English)

Israel	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

8 Hapnina Street
P.O. Box 690
Ra'anana 43107, Israel
972-9-775-3030

(Address and telephone number of Registrant's principal executive offices)

NICE Systems Inc.
301 Route 17 North
Rutherford, New Jersey 07070
Attention: David Ottensoser
(201) 964-2600

(Name, address and telephone number of agent for service)

with copies to:

Kenneth L. Henderson, Esq. Gary W. Wolff, Esq. Bryan Cave LLP 1290 Avenue of the Americas New York, New York 10104 (212) 541-2000	Oded Eran, Esq. Adam M. Klein, Esq. Goldfarb, Levy, Eran & Co. 2 Weizmann Street Tel Aviv 64239 Israel 972-3-608-9999

Approximate date of commencement of proposed sale to the public:   From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Aggregate Offering Price (1)(2)(3)	Amount of Registration Fee
Ordinary Shares
Debt Securities(4)
Purchase Contracts(4)(5)
Units (4)(6)
Warrants(4)(7)
	U.S.$220,000,000	U.S.$220,000,000	U.S.$25,894

(1)	In U.S. dollars or their equivalent in foreign denominated currencies.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act and reflecting the offering price rather than the principal amount of any securities issued at a discount.

(3)	In no event will the aggregate initial public offering price of the securities issued under this Registration Statement exceed U.S.$220,000,000 or if any securities are issued (i) at an original issue discount, such greater amount as shall result in aggregate net proceeds not in excess of U.S.$220,000,000 to the Registrant or (ii) with a principal amount denominated in a foreign currency, such amount as shall result in an aggregate initial offering price equivalent to a maximum of U.S.$220,000,000.

(4)	Also includes such currently indeterminate number of ordinary shares of NICE-Systems Ltd. as may be issued upon conversion of or exchange for any securities that provide for conversion or exchange into such ordinary shares.

(5)	There are being registered hereby such indeterminate number of Purchase Contracts as may be issued at indeterminate prices. Such Purchase Contracts may be issued together with any of the other securities being registered hereby. Purchase Contracts may require the holder thereof to purchase or sell any of the other securities registered hereby or to purchase or sell (i) securities of an entity unaffiliated with NICE-Systems Ltd., a basket of such securities, an index or indices of such securities or any combination of the above, (ii) currencies or (iii) commodities.

(6)	There are being registered hereby such indeterminate number of Units as may be issued at indeterminate prices. Units may consist of any combination of the securities being registered hereby.

(7)	There are being registered hereby such indeterminate number of Warrants as may be issued at indeterminate prices. Such Warrants may be issued together with any of the securities registered hereby. Warrants may be exercised to purchase any of the other securities registered hereby or to purchase or sell (i) securities of an entity unaffiliated with NICE-Systems Ltd., a basket of such securities, an index or indices of such securities or any combination of the above, (ii) currencies or (iii) commodities.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated August 26, 2005

PROSPECTUS

U.S.$220,000,000

NICE-SYSTEMS LTD.

AMERICAN DEPOSITARY SHARES
 SENIOR AND SUBORDINATED DEBT SECURITIES
 PURCHASE CONTRACTS
 UNITS
WARRANTS

We may offer and sell from time to time:

•	American Depositary Shares, or ADSs, each representing one ordinary share;

•	senior and subordinated debt securities

•	purchase contracts;

•	units; and

•	warrants.

We will provide the specific terms and initial public offering prices of these securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest. We will not use this prospectus to confirm sales of any securities unless it is attached to a prospectus supplement.

We may sell these securities to or through underwriters and also to other purchasers or through agents. The names of any underwriters or agents will be stated in an accompanying prospectus supplement.

We may sell any combination of these securities in one or more offerings up to a total dollar amount of U.S.$220,000,000.

Our ADSs are quoted on the Nasdaq National Market under the symbol "NICE." If we decide to list any of these other securities on a national securities exchange upon issuance, the applicable prospectus supplement to this prospectus will identify the exchange and the date when we expect trading to begin.

Investing in our securities involves risks. See "Risk Factors" beginning on page 4 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is               , 2005.

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS	1
FORWARD LOOKING STATEMENTS	4
RISK FACTORS	4
RATIO OF EARNINGS TO FIXED CHARGES	16
PRICE RANGE OF AMERICAN DEPOSITORY SHARES AND ORDINARY SHARES	17
CAPITALIZATION	19
DIVIDEND POLICY	20
USE OF PROCEEDS	21
DESCRIPTION OF ORDINARY SHARES	22
DESCRIPTION OF AMERICAN DEPOSITARY SHARES	24
DESCRIPTION OF DEBT SECURITIES	30
DESCRIPTION OF PURCHASE CONTRACTS	42
DESCRIPTION OF UNITS	42
DESCRIPTION OF WARRANTS	42
TAXATION	43
PLAN OF DISTRIBUTION	43
EXPERTS	45
LEGAL MATTERS	45
WHERE YOU CAN FIND MORE INFORMATION	46
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE	46
ENFORCEMENT OF CIVIL LIABILITIES	47
EXPENSES	49

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ABOUT THIS PROSPECTUS

This prospectus is part of a Registration Statement that NICE-Systems Ltd. filed with the Securities and Exchange Commission, or the SEC, utilizing a "shelf" registration process. Under this shelf process, the registrant may, from time to time, sell the securities described in this prospectus in one or more offerings up to a total dollar amount of U.S.$220,000,000.

This prospectus provides you with a general description of the securities which we may offer. Each time we sell securities we will provide a prospectus supplement that will contain specific information about the terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described below under the heading "Where You Can Find More Information" before purchasing any of our securities.

You should rely only on the information contained or incorporated by reference in this prospectus. "Incorporated by reference" means that we can disclose important information to you by referring you to another document filed separately with the SEC. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making, nor will we make, an offer to sell securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any supplement to this prospectus is current only as of the dates on their respective covers. Our business, financial condition, results of operations and prospects may have changed since that date.

Unless we have indicated otherwise or the context otherwise requires, references in this prospectus and any supplement to this prospectus to "NICE," "the Company," "we," "us" and "our" refer to NICE-Systems Ltd., a company organized under the laws of the State of Israel, and its wholly owned subsidiaries, NICE Systems Inc., NICE Systems GmbH, NICE Systems Canada Ltd., NICE CTI Systems UK Ltd., STS Software Systems (1993) Ltd., NiceEye BV, NICE Systems S.A.R.L., NICE APAC Ltd., NiceEye Ltd., Racal Recorders, Ltd. NICE Interactive Solutions India Private Ltd., Nice Systems Latin America, Inc. and Nice Japan Ltd.

In this prospectus, unless otherwise specified or unless the context otherwise requires, all references to "$" or "dollars" are to U.S. dollars and all references to "NIS" are to New Israeli Shekels.

NICE-SYSTEMS LTD.

Business Overview

We are a leading provider of multimedia capture and analysis systems that enable businesses and public organizations to enhance business performance, address security threats and improve operational readiness, by capturing, retaining and generating insight from large quantities of multiple sources of unstructured multimedia content. Unstructured multimedia content is generated by voice interactions (traditional TDM telephony or over Internet Protocol (IP)), video, fax, and email over wireline, wireless, and terrestrial trunk radio and data networks. Our products and solutions enable both the capture and retention of such volatile content from any communication source, and within any business process, as required by compliance regulations (Government or Corporate) and risk management policies or by security policies set by government and business organizations. In addition, our software enables business executives and security professionals to develop rapid, intelligent assessments after analyzing this data, and it can facilitate decision-making processes and real-time actions taken by our customers, based on the results of the analysis. Our customers use our systems in a variety of enterprises (such as financial services, telecommunications, service providers, retail, health care, gaming, utilities and others) and the public safety and security vertical market (including first responders emergency services, public transportation, air traffic control, correctional facilities, gaming and homeland security / government intelligence sectors). Our systems improve our customers' business and employee performance, security and public safety by enhancing their understanding and use of important, but previously unscrutinized interactions and unstructured content data.

Industry Background

Traditional Business Intelligence Requirements and Trends

Many businesses have utilized traditional enterprise business intelligence software to better understand their customers, to improve their operations, and to comply with regulatory requirements. Such software solutions analyze the transaction data included in the Customer Relationship Management (or CRM) software and Enterprise Resource Planning (or ERP) software. Similarly, governmental agencies worldwide have relied on intelligence gathering and analysis, through both software automation and human intervention, for planning and for conducting their activities. Until recently, businesses and public organizations have relied on limited forms of available data in developing conclusions and defining actions based on intelligence. These data have been primarily structured in format (meaning, transaction related data that can be easily queried and reported), have resided in transactional or other application databases, in the case of enterprise business users; or, if captured as unstructured content (for example, logged voice or video content), these data have been under-analyzed because of their format.

Over the last several years, businesses have increased the communication sources and types with which they can interact with their customers and partners. This proliferation of communications has resulted from growth in the Internet and other technologies like wireless phones, cost pressures faced by traditional business operations, and consumer trends like "self-service". In order to remain competitive, businesses today must offer email, Internet and other multimedia, IP transmissions like Voice over Internet Protocol (VoIP) to their customers and partners, in addition to traditional means of communications, like mail and analog voice calls. Many companies directly interact with their customers and partners primarily through contact centers. As a result, these businesses have increased their focus on developing and improving the processes of their contact center operations to deal with multiple communication channels. For example, according to Gartner, North American IP Call Center Solutions are projected to grow at approximately 26% compounded annual growth rate (CAGR) between 2003 and 2008. Because of trends like these, the amount and types of communications within businesses have increased dramatically. As a result, many businesses are faced with the increasing challenge of better understanding the variety of unstructured multimedia content generated by these customer and partner interactions.

Traditional Security Requirements and Trends

Similarly in public sectors, local, state, national and international organizations have experienced a dramatic proliferation of communication sources to monitor and to analyze communication types. Heightened awareness surrounding homeland defense and security since the terrorist attacks of September 11, 2001, has increased the demand for public safety and security solutions that intercept, record, retain and analyze voice, video and radio content. Legislative and regulatory standards (e.g. Communications Assistance for Law Enforcement Act "CALEA" in the United States and European Telecommunications Standards Institute "ETSI" in Europe) have provided greater surveillance powers to law enforcement agencies, imposed strict requirements on communications service providers to facilitate interception of communications over public networks, and increased the security measures being implemented at airports and other public facilities.

The Next Generation Solutions

Traditional business intelligence solutions are based on facts, as reflected in transactional data in the CRM, ERP and similar databases. Based on these actual transactions, the organizations tried to better understand what happened, and then, by looking at patterns, profiling and accumulated knowledge regarding the behavior of customers – they tried to deduce why things happened and predict what will happen. Yet, with the new approach presented by our interaction analytics solutions, organizations have begun to look at the continuous on-going interaction with their customers as a goldmine of information. Organizations can for the first time detect intent much earlier. Not by guessing – by actually finding the cases where customers are expressing concerns, describing plans and what they intend to do – before they have taken action. Thus, equipped with such an "early detection" system, organizations can detect early signs of customer churn, clues about competitors plans, critical marketing information – all revealed during interactions. Based on this detection, organizations are better equipped to adapt and are able to respond more quickly based on accurate intelligence, and thus reduce customer churn, better understand their competitive position and have a real-time handle on where their customers and markets are going.

Similarly, the analytic solutions which extract intelligence and insight from voice and video content accumulated by public safety and security organizations, enables them to better respond to threats, prevent intrusions, detect irregular behavior, reduce crime and accelerate the investigation process. In addition, they can better measure, plan and prepare for improved operational readiness.

As a result of these global business and public trends, companies and public and governmental entities face a growing challenge of capturing, retaining and analyzing a burgeoning amount of content, much of it unstructured, generated by a variety of sources including voice, video, fax, email, VoIP and other IP-based transmissions. By enhancing their understanding and use of important, but previously unscrutinized, unstructured content, enterprises are able to improve their performance and profitability, better retain customers, streamline their operations and increase their competitiveness. Public organizations are able to streamline their operations while also improving and strengthening the measures they take for public safety and security. Enterprises and public organizations require software-based analytic systems that are integrated, scalable and comprehensive. In addition, to address the various sources and types of unstructured content, such a system should include the following features:

•	Advanced Business Rules Engines

•	Centralized Data Warehouse for networked environments and multi-site organizations

•	Open, Standard-based and Modular Architecture

•	Resiliency and robustness for mission-critical solutions

•	Integration with various enterprise storage networks

Principal Executive Offices:	U.S. Headquarters:
8 Hapnina Street	301 Route 17 North
P.O. Box 690	10th Floor
43107 Ra'anana, Israel	Rutherford, New Jersey 07070
Telephone: 972-9-775-3030	Telephone: 201-964-2600
Facsimile: 972-9-743-4282	Facsimile: 201-964-2610

FORWARD LOOKING STATEMENTS

We make statements in this prospectus that are considered forward-looking statements under U.S. federal securities laws. We may from time to time make forward-looking statements in our reports to the SEC on Form 20-F and Form 6-K, in our annual report to shareholders, in offering circulars and prospectuses, in press releases and other written materials, and in oral statements made by our officers, directors or employees to analysts, institutional investors, representatives of the media and others. Such forward-looking statements are based on the beliefs of our management as well as assumptions made by and information currently available to them. The words "anticipate," believe," "may," "estimate," "expect," and similar expressions, and variations of such terms or the negative of such terms, are intended to identify such forward-looking statements.

All forward-looking statements are subject to certain risks, uncertainties and assumptions. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, our actual results, performance or achievements could differ materially from those expressed in, or implied by, any such forward-looking statements. Important factors that could cause or contribute to such difference include, among others, changes in general economic and business conditions, changes in currency exchange rates and interest rates, difficulties or delays in absorbing and integrating acquired operations, products, technologies and personnel, changes in business strategy and various other factors, as well as those discussed in this prospectus under Risk Factors", our annual reports on Form 20-F, our reports on Form 6-K and other reports filed with or furnished to the SEC.

You should not place undue reliance on such forward-looking statements, which speak only as of their dates. We do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

RISK FACTORS

Before you invest in our securities, you should carefully consider the risks involved. In addition, we may include additional risk factors in a prospectus supplement to the extent there are additional risks related to the securities offered by that prospectus supplement. Accordingly, you should carefully consider the following factors, other information in this prospectus or in the documents incorporated by reference and any additional risk factors included in the relevant prospectus supplement:

Risk Factors

General Business Risks Relating to Our Business Portfolio and Structure

The markets in which we operate are characterized by rapid technological changes and frequent new products and service introductions. We may not be able to keep up with these rapid technological and other changes.

We are operating in several markets, each characterized by rapidly changing technology, new product introductions and evolving industry standards. The introduction of products embodying new technology and the emergence of new industry standards can render existing products obsolete and unmarketable and can exert price pressures on existing products. We anticipate that a number of existing and potential competitors will be introducing new and enhanced products that could adversely affect the competitive position of our products. Our most significant market is the market for voice recording platforms and related enhanced applications (or Voice Platforms and Applications). Voice Platforms and Applications are utilized by entities operating in the contact center, trading floor, public safety and air traffic control segments to capture, store, retrieve and analyze recorded data. The market for our Voice Platforms and Applications is, in particular, characterized by a group of highly competitive vendors that are introducing rapidly changing competitive offerings around evolving industry standards.

Our ability to anticipate changes in technology and industry standards and to successfully develop and introduce new, enhanced and competitive products, on a timely basis, in all the markets where we operate, will be a critical factor in our ability to grow and be competitive. As a result, we expect to continue to make significant expenditures on research and development, particularly with respect to new software applications, which are continuously required in all our business areas. The convergence of voice and data networks and wired and wireless communications could require substantial modification and customization of our current products and business models, as well as the introduction of new products. Further, customer acceptance of these new technologies may be slower than we anticipate. We cannot assure you that the market or demand for our products will grow as rapidly as we expect, or if at all, that we will successfully develop new products or introduce new applications for existing products, that such new products and applications will achieve market acceptance or that the introduction of new products or technological developments by others will not render our products obsolete. In addition, our products must readily integrate with major third party security, telephone, front-office and back-office systems. Any changes to these third party systems could require us to redesign our products, and any such redesign might not be possible on a timely basis or achieve market acceptance. Our inability to develop products that are competitive in technology and price and responsive to customer needs could have a material adverse effect on our business, financial condition and results of operations. Additional factors that could have a material adverse effect on our business, financial condition and results of operations include industry specific factors; our ability to continuously develop, introduce and deliver commercially viable products, solutions and technologies, the market's rate of acceptance of the product solutions and technologies we offer; and our ability to keep pace with market and technology changes and to compete successfully.

Our business could be materially adversely affected as a result of the risks associated with acquisitions and investments. In particular, we may not succeed in making additional acquisitions or be effective in integrating such acquisitions.

As part of our growth strategy, we have made a number of acquisitions and have made minority investments in complementary businesses, products or technologies. We frequently evaluate the tactical or strategic opportunity available related to complementary businesses, products or technologies. The process of integrating an acquired company's business into our operations and/or of investing in new technologies, may result in unforeseen operating difficulties and large expenditures and may absorb significant management attention that would otherwise be available for the ongoing development of our business. Other risks commonly encountered with acquisitions include the effect of the acquisition on our financial and strategic position and reputation, the failure of the acquired business to further our strategies, the inability to successfully integrate or commercialize acquired technologies or otherwise realize anticipated synergies or economies of scale on a timely basis and the potential impairment of acquired assets. Moreover, there can be no assurance that the anticipated benefits of any acquisition or investment will be realized. Future acquisitions or investments contemplated and/or consummated could result in potentially dilutive issuances of equity securities, the incurrence of debt and contingent liabilities, and amortization expenses related to intangible assets, any of which could have a material adverse effect on our operating results and financial condition. There can be no assurance that we will be successful in making additional acquisitions or effective in integrating such acquisitions into our existing business. In addition, if we consummate one or more significant acquisitions in which the consideration consists, in whole or in part, of ordinary shares or American Depositary Shares (ADSs), representing our ordinary shares, shareholders would suffer dilution of their interests in us. We have also invested in companies which can still be considered in the start-up or development stages. These investments are inherently risky as the market for the technologies or products they have under development are typically in the early stages and may never materialize. We could lose our entire initial investment in these companies.

We have expanded into new markets and may not be able to manage our expansion and anticipated growth effectively.

We have established a sales and service infrastructure in India by recruiting sales and service personnel in order to bring about further growth in revenue in the Asia Pacific market and have expanded our professional services group to include business consultants. Also, since 2002 we have been expanding our presence in Europe (mainly in the United Kingdom) and in the Middle East and Africa (the EMEA region) through organic growth and through our acquisition of Thales Contact Solutions (or TCS). The growth in our business in the EMEA region is still in its early stage, and in particular, we are just beginning to develop our digital video business in the EMEA region. We expect continued growth, particularly in connection with the enhancement and expansion of our operations in the EMEA region, as well as in the Asia Pacific region. We may establish additional operations within these regions or in other regions where growth opportunities are projected to warrant the investment. However, we cannot assure you that our revenues will increase as a result of this expansion or that we will be able to recover the expenses we incurred in effecting the expansion. Our failure to effectively manage our expansion of our sales, marketing, service and support organizations could have a negative impact on our business. To accommodate our global expansion, we are continuously implementing new or expanded business systems, procedures and controls. There can be no assurance that the implementation of such systems, procedures, controls and other internal systems can be completed successfully.

Our evolving business strategy could adversely affect our business.

Historically we have supplied the hardware and some software for implementing multimedia recording solutions. Our shift towards providing professional support services and an enterprise software business model has required and will continue to require substantial change, potentially resulting in some disruption to our business. These changes may include changes in management and technical personnel; expanded or differing competition resulting from entering the enterprise software market; increased need to expand our distribution network to include system integrators which could impact revenues and gross margins, and, as our applications are sold either to our installed base or to new customers together with our recording platforms, the rate of adoption of our software applications by the market.

The changes in our business may place a significant strain on our operational and financial resources. We may experience substantial disruption from changes and could incur significant expenses and write-offs. Failing to carefully manage expense and inventory levels consistent with product demand and to carefully manage accounts receivable to limit credit risk, could materially adversely affect our results of operations.

We depend upon outsourcers for the manufacture of our key products. The failure of our product manufacturers to meet our quality or delivery requirements would likely have a material adverse effect on our business, results of operations and financial condition.

In 2002, we entered into a manufacturing agreement with Flextronics Israel Ltd., a subsidiary of Flextronics, a global electronics manufacturing services company, or Flextronics. Under this agreement, Flextronics provides us with a comprehensive manufacturing solution that covers all aspects of the manufacture of our products from order receipt to product shipment, including purchasing, manufacturing, testing, configuration, and delivery services. This agreement covered all our products. In addition, in connection with the acquisition of TCS, we entered into a contract manufacturing agreement with Instem Technologies Ltd, a UK company, or Instem, pursuant to which Instem manufactures all ex-TCS products. Similarly, in connection with the acquisition of Dictaphone Corporation's (or Dictaphone) Communications Recordings Systems division (or CRS), we assumed a contract manufacturing agreement with Dictaphone's EMS (EMS) division pursuant to which EMS manufactures all ex-CRS products. As a result of these arrangements, we are now fully dependent on Flextronics, Instem and EMS to process orders and manufacture our products. Consequently, the manufacturing process of our products is not in our control.

We may from time to time experience delivery delays due to the inability of Flextronics, Instem and EMS to consistently meet our quality or delivery requirements and we may experience production interruptions if any of Flextronics, Instem or EMS is for any reason unable to continue the production of our products. Should we have on-going performance issues with our contract manufacturers, the process to move from one contractor to another is a lengthy and costly process that could affect our ability to execute customer shipment requirements and/or might negatively affect revenue and/or costs. If these manufacturers or any other manufacturer were to cancel contracts or commitments with us or fail to meet the quality or delivery requirements needed to satisfy customer orders for our products, we could lose time-sensitive customer orders and have significantly decreased quarterly revenues and earnings, which would have a material adverse effect on our business, results of operations and financial condition.

Undetected problems in our products could directly impair our financial results.

If flaws in design, production, assembly or testing of our products (by us or our suppliers) were to occur, we could experience a rate of failure in our products that would result in substantial repair, replacement or service costs and potential liability and damage to our reputation. There can be no assurance that our efforts to monitor, develop, modify and implement appropriate test and manufacturing processes for our products will be sufficient to permit us to avoid a rate of failure in our products that results in substantial delays in shipment, significant repair or replacement costs or potential damage to our reputation, any of which could have a material adverse effect on our business, results of operations and financial condition.

If we lose our key suppliers, our business may suffer.

Certain components and subassemblies that are used in the manufacture of our existing products are purchased from a single or a limited number of suppliers. In the event that any of these suppliers are unable to meet our requirements in a timely manner, we may experience an interruption in production until an alternative source of supply can be obtained. Any disruption, or any other interruption of a supplier's ability to provide components to us, could result in delays in making product shipments, which could have a material adverse effect on our business, financial condition and results of operations. In addition, some of our major suppliers use proprietary technology and software code that could require significant redesign of our products in the case of a change in vendor. Further, as suppliers discontinue their products, or modify them in manners incompatible with our current use, or use manufacturing processes and tools that could not be easily migrated to other vendors, we could have significant delays in product availability, which would have a significant adverse impact on our results of operations and financial condition. Although we generally maintain an inventory for some of our components and subassemblies to limit the potential for an interruption and we believe that we can obtain alternative sources of supply in the event our suppliers are unable to meet our requirements in a timely manner, we cannot assure you that our inventory and alternative sources of supply would be sufficient to avoid a material interruption or delay in production and in availability of spare parts.

If we lose a major customer or support contract, our business may suffer.

We derive a significant portion of our revenues from services, which include maintenance, project management, support and training. As a result, if we lose a major customer or if a support contract is delayed or cancelled, our revenues would be adversely affected. In addition, customers who have accounted for significant services revenues in the past may not generate revenues in future periods. Our failure to obtain new customers or additional orders from existing customers could also materially affect our results of operations.

Risks associated with our distribution channels and key strategic partners may materially adversely affect our financial results.

We have agreements in place with many distributors, dealers and resellers to market and sell our products and services in addition to our direct sales force. We derive a significant percentage of our revenues from one of our distributor channels and new channels may, in the future, account for a significant percentage of our revenues. Our top channel partner accounted for approximately 19%, 20% and 23% of our revenues in 2004, 2003 and 2002, respectively. Our financial results could be materially adversely affected if our contracts with channel partners were terminated, if our relationship with channel partners were to deteriorate or if the financial condition of our channel partners were to weaken. Additionally, our competitors' ability to penetrate our strategic relationships, particularly our relationship with Avaya Inc., our largest global distribution partner and one of the leading global providers of enterprise business communication platforms in voice, e-business and data, may result in a significant reduction of sales through that partner.

As our market opportunities change, we may have increased reliance on particular channel partners, which may negatively impact gross margins. There can be no assurance that we will be successful in maintaining or expanding these channels. If we are not successful, we may lose sales opportunities, customers and market share. In addition, some of our channel partners are suppliers of telecommunication infrastructure equipment. There can be no assurance that our channel partners will not develop or market VoIP, software applications and storage products and services in competition with us in the future.

Our uneven sales patterns could significantly impact our quarterly revenues and earnings.

The sales cycle for our products and services is variable, typically ranging between a few weeks to several months from initial contact with the potential client to the signing of a contract. Frequently, sales orders accumulate towards the latter part of a given quarter. Looking forward, given the lead-time required by our contract manufacturer, if a large portion of sales orders are received late in the quarter, we may not be able to deliver products within the quarter and thus such sales will be deferred to a future quarter. There can be no assurance that such deferrals will result in sales in the near term, or at all. Thus, delays in executing client orders may affect our revenue and cause our operating results to vary widely. Additionally, as a high percentage of our expenses, particularly employee compensation, is relatively fixed, a variation in the level of sales, especially at or near the end of any quarter, may have a material adverse impact on our quarterly operating results.

It is also difficult to predict the exact mix of products for any period between hardware, software and services as well as within the product category between audio platforms and related applications and digital video. As each of our product types and services have different gross margins, changes in the mix of products in a period will have an impact, and perhaps a material impact, on our gross profit and net income in that period.

If we lose our key personnel or cannot recruit additional personnel, our business may suffer.

If our growth continues, we will be required to hire and integrate new employees. Recruiting and retaining qualified engineers and computer programmers to perform research and development and to commercialize our products, as well as qualified personnel to market and sell those products, are critical to our success. As of July 31, 2005, approximately 25% of our employees were devoted to research and product development and 25% were devoted to marketing and sales. There can be no assurance that we will be able to successfully recruit and integrate new employees. Competition for highly skilled employees may again become high in the technology industry. We may also experience personnel changes as a result of our move from multimedia recording equipment towards business performance solutions. An inability to attract and retain highly qualified employees may have an adverse effect on our ability to develop new products and enhancements for existing products and to successfully market such products, all of which would likely have a material adverse effect on our results of operations and financial position. Our success also depends, to a significant extent, upon the continued service of a number of key management, sales, marketing and development employees, the loss of whom could materially adversely affect our business, financial condition and results of operations.

Operating internationally exposes us to additional and unpredictable risks.

We sell our products throughout the world and intend to continue to increase our penetration of international markets. In 2000, 2001, 2002, 2003 and 2004, approximately 97%, 98%, 98%, 99% and 99%, respectively, of our total sales were derived from sales to customers outside of Israel, and approximately 55%, 48%, 52%, 50% and 44%, respectively, of our total sales were made to customers in North America. A number of risks are inherent in international transactions. Our future results could be materially adversely affected by a variety of factors including changes in exchange rates, general economic conditions, regulatory requirements, tax structures or changes in tax laws, and longer payment cycles in the countries in our geographic areas of operations. International sales and operations may be limited or disrupted by the imposition of governmental controls and regulations, export license requirements, political instability, trade restrictions, changes in tariffs and difficulties in managing international operations. We cannot assure you that one or more of these factors will not have a material adverse effect on our international operations and, consequently, on our business, financial condition and results of operations.

Inadequate intellectual property protections could prevent us from enforcing or defending our intellectual property and we may be subject to liability in the event our products infringe on the proprietary rights of third parties and we are not successful in defending such claims.

Our success is dependent, to a significant extent, upon our proprietary technology. We currently own 20 patents (including 11 in the United States) to protect our technology and we have over 100 applications pending in the United States and other countries. We currently rely on a combination of patent, trade secret, copyright and trademark law, together with non-disclosure and non-competition agreements, as well as third party licenses to establish and protect the technology used in our systems. However, we cannot assure you that such measures will be adequate to protect our proprietary technology, that competitors will not develop products with features based upon, or otherwise similar to our systems, or that third party licenses will be available to us or that we will prevail in any proceeding instituted by us in order to enjoin competitors from selling similar products. Although we believe that our products do not infringe upon the proprietary rights of third parties, we cannot assure you that one or more third parties will not make a contrary claim or that we will be successful in defending such claim.

From time to time, we receive "cease and desist" letters alleging patent infringements. No formal claims or other actions have been filed with respect to such alleged infringements, except for claims filed by Dictaphone (which have since been settled and dismissed) and Witness Systems. Inc. (described under "Item 8. Financial Information—Legal Proceedings" in our annual report on Form 20-F for the year ended December 31, 2004). We believe that none of these allegations has merit. We cannot assure you, however, that we will be successful in defending against the claims that have been asserted or any other claims that may be asserted. We also cannot assure you that such claims will not have a material adverse effect on our business, financial condition, or operations. Defending infringement claims or other claims could involve substantial costs and diversion of management resources. In addition, to the extent we are not successful in defending such claims, we may be subject to injunctions with respect to the use or sale of certain of our products or to liabilities for damages and may be required to obtain licenses which may not be available on reasonable terms.

We face potential product liability claims against us.

Our products focus specifically on organizations' business-critical operations. We may be subject to claims that our products are defective or that some function or malfunction of our products caused or contributed to property, bodily or consequential damages. We minimize this risk by incorporating provisions into our distribution and standard sales agreements that are designed to limit our exposure to potential claims of liability. We carry product liability insurance in the amount of $20,000,000 per occurrence and $20,000,000 overall per annum. No assurance can be given that all claims will be covered either by the contractual provisions limiting liability or by the insurance, or that the amount of any individual claim or all claims will be covered by the insurance or that the amount of any individual claim or all claims in the aggregate will not exceed policy coverage limits. A significant liability claim against us could have a material adverse effect on our results of operations and financial position.

If our advanced compliance recording solutions fail to record our customers' interactions, we may be subject to liability and our reputation may be harmed.

Many of our customers use our solutions to record and to store recordings of commercial interactions. These recordings are used to provide back-up and verification of transactions and to guard against risks posed by lost or misinterpreted voice communications. These customers rely on our solutions to record, store and retrieve voice data in a timely, reliable and efficient manner. If our solutions fail to record our customer's interactions or our customers are unable to retrieve stored recordings when necessary, we may be subject to liability and our reputation may be harmed. Although we attempt to limit any potential exposure through quality assurance programs, insurance and contractual terms, we cannot assure you that we will eliminate or successfully limit our liability for any failure of our recording and storage solutions.

We face risks relating to government contracts.

We sell our products to, among other customers, governments and governmental entities. These sales are subject to special risks, such as delays in funding, termination of contracts or sub-contracts at the convenience of the government, termination, reduction or modification of contracts or sub-contracts in the event of changes in the government's policies or as a result of budgetary constraints, and increased or unexpected costs resulting in losses or reduced profits under fixed price contracts. Although to date we have not experienced any material problems in our performance of government contracts, or in the receipt of payments in full under such contracts, we cannot assure you that we will not experience problems in the future.

The markets in which we operate are highly competitive and we may be unable to compete successfully.

The market for our products and related services, in general, is highly competitive. Additionally, some of our principal competitors such as Witness Systems, Inc. and Verint Systems, Inc. may have significantly greater resources and larger customer bases than do we. We have seen evidence of deep price reductions by our competitors and expect to continue to see such behavior in the future, which, if we are required to match such discounting, will adversely affect our gross margins and results of operations. To date, we have been able to manage our product design and component costs. However, there can be no assurance that we will be able to continue to achieve reductions in component and product design costs. Further, the relative and varying rates of increases or decreases in product price and cost could have a material adverse impact on our earnings.

We are expanding the scope of our Voice Platforms and Applications to Enterprise Performance Management solutions, with a focus on analytic software solutions that are based on voice and data content analysis. The market for such content analysis applications is still in its early phases. Successful positioning of our products is a critical factor in our ability to maintain growth. Furthermore, new potential entrants from the traditional enterprise business intelligence and business analytics sector may decide to develop recording and content analysis capabilities and compete with us in this emerging opportunity. As a result, we expect to continue to make significant expenditures on marketing. We cannot ensure that the market awareness or demand for our new products will grow as rapidly as we expect, or if at all, that we will successfully develop new products or introduce new applications for existing products, that such new products and applications will achieve market acceptance or that the introduction of new products or technological developments by others will not adversely impact the demand for our products.

The recent expansion of Voice over Internet Protocol (or VoIP) into contact centers and trading floors may allow one or more of our competitors to take a leadership position with respect to this new technology. Strategic partners may change their vendor preference as a result or may develop embedded VoIP recording as part of the VoIP switch or networking infrastructure. We cannot assure you that our products or existing partnerships will ensure sustainable leadership.

With respect to the market for digital video products and applications (or Video Platforms and Applications), our Video Platforms and Applications are utilized by entities in the closed circuit television, or CCTV, security, gaming and retail industries to capture, store and analyze digital video and related data. The market for our Video Platforms and Applications is highly competitive and includes products offering a broad range of features and capacities. We compete with a number of large, established manufacturers of video recording systems and distributors of similar products, as well as new emerging competitors. The price per channel of digital recording systems has decreased throughout the market in recent years, primarily due to competitive pressures. We cannot assure you that the price per channel of digital recording systems will not continue to decrease or that our gross profit will not decrease as a result.

With respect to the public safety part of our business, our ability to succeed depends on our ability to develop an effective network of distributors to the mid-low segment of the public safety market, while facing pricing pressures and low barriers to entry. We face significant competition from other well-established competitors, including CVDS Inc., VoicePrint Inc. and others. Prices have decreased throughout the market in recent years, primarily due to competitive pressures. We cannot assure you that prices will not continue to decrease or that our gross profit will not decrease as a result. We believe that our ability to sell and distribute our Voice Platforms and Applications in the public safety market depends on the success of our marketing, distribution and product development initiatives. We cannot assure you that we will be successful in these initiatives.

Continuing adverse conditions in the information technology sector may lead to a decreased demand for our voice platforms and applications and may harm our business, financial condition and results of operations.

We are subject to the effects of general global, economic and market conditions. Our operating results may be materially adversely affected as a result of recent unfavorable economic conditions and reduced information technology spending, particularly in the product segments in which we compete. In particular, many enterprises, telecommunications carriers and service providers have reduced spending in connection with contact centers, and many financial institutions have reduced spending related to trading floors. Customer purchase decisions may be significantly affected by a variety of factors including trends in spending for information technology and enterprise software, market competition, and the viability or announcement of alternative technologies. If these industry-wide conditions persist, they may have a material adverse impact on our business, financial condition and results of operations.

We depend on the success of the NiceLog system and related products.

We are dependent on the success of the NiceLog system and related products to maintain profitability. In 2002, 2003 and 2004, approximately 82%, 75% and 78%, respectively, of our revenues were generated from sales of NiceLog systems and related products and we anticipate that such products will continue to account for a significant portion of our sales in the next several years. A significant decline in sales of NiceLog systems and related products, or a significant decrease in the profit margin on such products, could have a material adverse effect on our business, financial condition or results of operations.

We may be unable to develop strategic alliances and marketing partnerships for the global distribution of our Video Platforms and Applications, which may limit our ability to successfully market and sell these products.

We believe that developing marketing partnerships and strategic alliances is an important factor in our success in marketing our Video Platforms and Applications and in penetrating new markets for such products. However, unlike our Voice Platforms and Applications, we have only recently started to develop a number of strategic alliances for the marketing and distribution of our Video Platforms and Applications. We cannot assure you that we will be able to develop such partnerships or strategic alliances on terms that are favorable to us, if at all. Failure to develop such arrangements that are satisfactory to us may limit our ability to successfully market and sell our Video Platforms and Applications and may have a negative impact on our business and results of operations.

We may be unable to commercialize new video content analysis applications.

We are currently in the process of developing and commercializing new video content analysis applications that will enable real-time detection of security threats. The market for such video content analysis applications is still in an early phase. In addition, because this is a new opportunity for changing security procedures and represents a transition to proactive security management, we are not able to predict the pace at which security organizations will adopt this technology, if at all. Successful positioning of our products is a critical factor in our ability to maintain growth. New potential entrants to the market may decide to develop video content analysis capabilities and compete with us in this emerging opportunity. As a result, we expect to continue to make significant expenditures on marketing. We cannot assure you that a market for these products will develop as rapidly as we expect or at all, that we will successfully develop new products or introduce new applications for existing products, that new products or applications will meet market expectations and needs, that we will be successful in penetrating these markets and in marketing our products or that the introduction of new products or technological developments by others will not adversely impact the demand for our video content analysis applications.

If the pace of spending by the U.S. Department of Homeland Security is slower than anticipated, our security business will likely be adversely affected, perhaps materially.

The market for our security solutions in CCTV continuous recording, public safety and law enforcement is highly dependent on the spending cycle and spending scope of the United States Department of Homeland Security, as well as local, state and municipal governments and security organizations in international markets. We cannot be sure that the spending cycle will materialize and that we will be positioned to benefit from the potential opportunities.

If we are unable to maintain the security of our systems, our business, financial condition and operating results could be harmed.

The occurrence of or perception of occurrence of security breaches in the operation of our business or by third parties using our products could harm our business, financial condition and operating results. Some of our customers use our products to compile and analyze highly sensitive or confidential information. We may come into contact with such information or data when we perform service or maintenance functions for our customers. While we have internal policies and procedures for employees in connection with performing these functions, the perception or fact that any of our employees has improperly handled sensitive information of a customer or a customer's customer could negatively impact our business. If, in handling this information we fail to comply with our privacy policies or privacy and security laws, we could incur civil liability to government agencies, customers and individuals whose privacy was compromised. If personal information is received or used from sources outside the U.S., we could be subject to civil, administrative or criminal liability under the laws of other countries. In addition, third parties may attempt to breach our security or inappropriately use our products through computer viruses, electronic break-ins and other disruptions. If successful, confidential information, including passwords, financial information, or other personal information may be improperly obtained and we may be subject to lawsuits and other liability. Any internal or external security breaches could harm our reputation and even the perception of security risks, whether or not valid, could inhibit market acceptance of our products.

Our business could be materially adversely affected by changes in the legal and regulatory environment.

Our business, results of operations and financial condition could be materially adversely affected if laws, regulations or standards relating to our products or us are newly implemented or changed.

Additional tax liabilities could materially adversely affect our results of operations and financial condition.

As a global corporation, we are subject to income taxes both in Israel and various foreign jurisdictions. Our domestic and international tax liabilities are subject to the allocation of revenues and expenses in different jurisdictions and the timing of recognizing revenues and expenses. Additionally, the amount of income taxes paid is subject to our interpretation of applicable laws in the jurisdictions in which we file. From time to time, we are subject to income tax audits. While we believe we comply with all applicable income tax laws, there can be no assurance that a governing tax authority will not have a different interpretation of the law and assess us with additional taxes. Should we be assessed additional taxes, there could be a material adverse affect on our results of operations and financial condition.

Risks Relating to Israel

Our business may be impacted by inflation and NIS exchange rate fluctuations.

Exchange rate fluctuations between the United States dollar and the NIS may negatively affect our earnings. A substantial majority of our revenues and a substantial portion of our expenses are denominated in U.S. dollars. However, a significant portion of the expenses associated with our Israeli operations, including personnel and facilities related expenses, are incurred in NIS. Consequently, inflation in Israel will have the effect of increasing the dollar cost of our operations in Israel, unless it is offset on a timely basis by a devaluation of the NIS relative to the U.S. dollar. We cannot predict any future trends in the rate of inflation in Israel or the rate of devaluation of the NIS against the U.S. dollar. If the U.S. dollar cost of our operations in Israel increases, our dollar-measured results of operations will be adversely affected. In addition, exchange rate fluctuations in currency exchange rates in countries other than Israel where we operate and do business may also negatively affect our earnings.

We are subject to the political, economic and military conditions in Israel.

Our headquarters, research and development and main manufacturing facilities are located in the State of Israel, and we are directly affected by the political, economic and military conditions to which Israel is subject. Since the establishment of the State of Israel in 1948, a number of armed conflicts have taken place between Israel and its Arab neighbors. A state of hostility, varying in degree and intensity, has led to security and economic problems for Israel. Since October 2000, there has been a high level of violence between Israel and the Palestinians, which has affected Israel's relationship with several Arab countries. Acts of terrorism, armed conflicts or political instability in the region could negatively affect local business conditions and harm our results of operations. We cannot predict the effect on the region of any diplomatic initiatives or political developments between Israel and the Palestinians. Furthermore, several countries restrict doing business with Israel and Israeli companies, and additional companies may restrict doing business with Israel and Israeli companies as a result of an increase in hostilities. Our products are heavily dependent upon components imported from, and most of our sales are made to, countries outside of Israel. Accordingly, our operations could be materially adversely affected if trade between Israel and its present trading partners were interrupted or curtailed.

Some of our officers and employees are currently obligated to perform annual military reserve duty. Additionally, in the event of a military conflict, including the ongoing conflict with the Palestinians, these persons could be required to serve in the military for extended periods of time. We cannot assess the full impact of these requirements on our workforce or business and we cannot predict the effect on us of any expansion or reduction of these obligations.

Service and enforcement of legal process on us and our directors and officers may be difficult to obtain.

Service of process upon our directors and officers, most of whom reside outside the United States, may be difficult to obtain within the United States. Furthermore, since the majority of our assets and most of our directors and officers are located outside the United States, any judgment obtained in the United States against us or these individuals or entities may not be collectible within the United States.

There is doubt as to the enforceability of civil liabilities under the Securities Act of 1933, as amended, or the Securities Act, and the Securities Exchange Act of 1934, as amended, or the Exchange Act, in original actions instituted in Israel. However, subject to certain time limitations and other conditions, Israeli courts may enforce final judgments of United States courts for liquidated amounts in civil matters, including judgments based upon the civil liability provisions of those Acts.

We depend on the availability of government grants and tax benefits.

We derive and expect to continue to derive significant benefits from various programs and laws in Israel including tax benefits relating to our "Approved Enterprise" programs and certain grants from the Office of the Chief Scientist of the Ministry of Industry, Trade and Labor, or OCS, for research and development. To be eligible for these grants, programs and tax benefits, we must continue to meet certain conditions, including making certain specified investments in fixed assets and conducting the research, development and manufacturing of products developed with such OCS grants in Israel (unless a special approval has been granted for performing manufacturing activities outside Israel). From time to time, the Israeli Government has discussed reducing or eliminating the availability of these grants, programs and benefits and there can be no assurance that the Israeli Government's support of grants, programs and benefits will continue. Pursuant to the applicable Israeli law regarding "Approved Enterprises", income from two of our "Approved Enterprises" is exempt from income tax for two years. Following this two-year period, the "Approved Enterprise" will be subject to corporate tax at a reduced rate of 10-25% (based on the percentage of foreign ownership in each taxable year) for the following eight years. Income from the other two "Approved Enterprises" is tax exempt for four years. Following this four-year period, the "Approved Enterprises" are subject to corporate tax at a reduced rate of 10-25% (based on the percentage of foreign ownership in each taxable year) for the following six years. On April 1, 2005, an amendment to the applicable law regarding "Approved Enterprise" programs came into force. Pursuant to the amendment, a company's facility will be granted the status of "Approved Enterprise" only if it is proven to be an industrial facility (as defined in such law) that contributes to the economic independence of the Israeli economy and is a competitive facility that contributes to the Israeli gross domestic product. The amendment incorporates certain changes to both the criteria and procedure for obtaining "Approved Enterprise" status for an investment program, and changes to the tax benefits afforded in certain circumstances to "Approved Enterprises" under such law. The amendment will apply to Approved Enterprise programs in which the year of commencement of benefits under the law is 2004 or later, unless such programs received approval from the applicable government authority prior to December 31, 2004 in which case the provisions of the amendment will not apply. If grants, programs and benefits available to us or the laws under which they were granted are eliminated or their scope is further reduced, or if we fail to meet the conditions of existing grants, programs or benefits and are required to refund grants or tax benefits already received (together with interest and certain inflation adjustments) or fail to receive approval for future "Approved Enterprises", our business, financial condition and results of operations could be materially adversely affected.

We may be required to pay stamp duty on agreements executed by us on or after June 1, 2003. This would increase our taxes.

The Israeli Stamp Duty on Documents Law, 1961 (the "Stamp Duty Law"), provides that most documents signed by Israeli companies are subject to a stamp duty, generally at a rate of between 0.4% and 1% of the value of the subject matter of such document. De facto, it has been common practice in Israel not to pay such stamp duty unless a document is filed with a governmental authority or with the courts. As a result of an amendment to the Stamp Duty Law that came into effect on June 1, 2003, the Israeli tax authorities have approached many companies in Israel (including us) and requested the disclosure of all agreements signed by such companies after June 1, 2003 with the aim of collecting stamp duty on such agreements. The legitimacy of the aforementioned amendment to the Stamp Duty Law and of said actions by the Israeli tax authorities are currently under review by the Israeli High Court of Justice. Based on advice from our Israeli counsel, we believe that we may only be required to pay stamp duty on documents signed on or after August 2004. However, we cannot give any assurance that the tax authorities or the courts will accept such view. Although at this stage it is not yet possible to evaluate the effect, if any, on us of the amendment to the Stamp Duty Law, the same could affect our results of operations in the future.

In January 2005, an order was signed in accordance with which the said requirement to pay stamp duty is cancelled with effect from January 1, 2008.

Risks Related to our Ordinary Shares and ADSs

Our share price is volatile and may decline.

Numerous factors, some of which are beyond our control, may cause the market price of our ordinary shares or our ADSs, each of which represents one ordinary share, to fluctuate significantly. These factors include, among other things, announcements of technological innovations, development of or disputes concerning our intellectual property rights, customer orders or new products by us or our competitors, currency exchange rate fluctuations, earnings releases by us or our competitors, market conditions in the industry and the general state of the securities markets, with particular emphasis on the technology and Israeli sectors of the securities markets.

Our operating results in one or more future periods may fluctuate significantly and may cause our share price to be volatile.

The sales cycle for our products and services is variable, typically ranging between a few weeks to several months from initial contact with the potential client to the signing of a contract. Frequently, sales orders accumulate towards the latter part of a given quarter. Looking forward, given the lead time required by our contract manufacturer, if a large portion of sales orders are received late in the quarter, we may not be able to deliver products within the quarter and thus such sales will be deferred to a future quarter. There can be no assurance that such deferrals will result in sales in the near term, or at all. Thus, delays in executing client orders may affect our revenue and cause our operating results to vary widely. Additionally, as a high percentage of our expenses, particularly employee compensation, is relatively fixed, a variation in the level of sales, especially at or near the end of any quarter, may have a material adverse impact on our quarterly operating results.

In addition, our quarterly operating results may be subject to significant fluctuations due to other factors, including the timing and size of orders and shipments to customers, variations in distribution channels, mix of products, new product introductions, competitive pressures and general economic conditions. It is difficult to predict the exact mix of products for any period between hardware, software and services as well as within the product category between audio platforms and related applications, digital video and communications intelligence. Because a significant portion of our overhead consists of fixed costs, our quarterly results may be adversely impacted if sales fall below management's expectations. In addition, the period of time from order to delivery of our Audio and Video Platforms and Applications is short, and therefore our backlog for such products is currently, and is expected to continue to be, small and substantially unrelated to the level of sales in subsequent periods. As a result, our results of operations for any quarter may not necessarily be indicative of results for any future period. Due to all of the foregoing factors, in some future quarters our sales or operating results may be below our forecasts and the expectations of public market analysts or investors. In such event, the market price of our ordinary shares and ADSs would likely be materially adversely affected.

RATIO OF EARNINGS TO FIXED CHARGES

The Company has no debt. Therefore, the ratio of earnings to fixed charges is not being presented.

PRICE RANGE OF AMERICAN DEPOSITORY SHARES AND ORDINARY SHARES

Trading in the ADSs

Our American Depositary Shares, or ADSs, have been quoted on The Nasdaq National Market under the symbol "NICEV" from our initial public offering in January 1996 until April 7, 1999, and thereafter under the symbol "NICE." Prior to that time, there was no public market for our ordinary shares in the United States. Each ADS represents one ordinary share. The following table sets forth, for the periods indicated, the high and low last reported closing prices for our ADSs.

	ADSs
	High	Low
Annual
2000	$99.00	$17.50
2001	27.75	8.88
2002	17.04	6.70
2003	25.35	8.34
2004	31.39	17.88

Quarterly 2003
First Quarter	$11.13	$8.34
Second Quarter	15.19	11.10
Third Quarter	19.640	14.20
Fourth Quarter	25.35	19.01

Quarterly 2004
First Quarter	$29.88	$22.56
Second Quarter	25.75	21.16
Third Quarter	23.38	17.88
Fourth Quarter	31.39	21.04

Quarterly 2005
First Quarter	$35.03	$29.66
Second Quarter	39.85	30.57

Monthly
March 2005	$35.03	$32.22
April 2005	37.08	30.57
May 2005	39.85	35.93
June 2005	39.47	35.98
July 2005	42.49	39.50
August 2005 (through August 22, 2005)	48.00	44.25

On August 22, 2005, the last reported sale price of our ADSs was $47.10 per ADS.

The Bank of New York is the depositary for our ADSs. Its address is 101 Barclay Street, New York, New York 10286.

Trading in the Ordinary Shares

Our ordinary shares have been listed on the Tel-Aviv Stock Exchange, or TASE, since 1991. Our ordinary shares are not listed on any other stock exchange and have not been publicly traded outside Israel (other than through ADSs as noted above). The table below sets forth the high and low last reported prices of our ordinary shares (in NIS and dollars) on the TASE. The translation into dollars is based on the daily representative rate of exchange published by the Bank of Israel.

	Ordinary Shares
	High		Low
	NIS	$	NIS	$
Annual
2000	388.00	95.10	79.50	19.49
2001	97.90	23.68	39.19	9.27
2002	75.50	16.81	32.02	6.63
2003	113.30	25.04	37.96	8.01
2004	137.70	31.10	79.51	17.52

Quarterly 2003
First Quarter	52.80	11.12	37.96	8.01
Second Quarter	67.40	15.56	51.70	11.28
Third Quarter	90.20	20.25	62.70	14.15
Fourth Quarter	113.30	25.04	84.80	19.17

Quarterly 2004
First Quarter	137.70	31.10	100.80	22.36
Second Quarter	117.90	25.99	97.56	21.43
Third Quarter	107.10	23.90	79.51	17.52
Fourth Quarter	131.90	30.40	92.79	20.74

Quarterly 2005
First Quarter	151.30	34.90	130.40	29.56
Second Quarter	177.40	38.78	135.40	30.96

Monthly
March 2005	151.30	34.90	142.00	32.60
April 2005	160.30	36.56	135.40	30.96
May 2005	172.60	39.42	155.90	35.68
June 2005	177.40	38.78	160.20	35.29
July 2005	193.60	42.00	181.00	39.50
August 2005 (through August 22, 2005)	213.70	47.732	193.80	42.904

As of August 22, 2005, the last reported price of our ordinary shares on the TASE was NIS 213.70 (or $47.467) per share.

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2005. You should read this table together with the unaudited consolidated financial statements and the notes thereto and our supplemental financial data incorporated by reference in this prospectus.

As of June 30, 2005 (Unaudited)
U.S. Dollars in Thousands

Short term debt	—

Long term debt	—

SHAREHOLDERS' EQUITY:
Share Capital	$5,643
Ordinary Shares of NIS 1 par value:
Authorized: 50,000,000 shares as of June 30, 2005
Issued and outstanding: 18,960,334 shares as of June 30, 2005;
Additional paid-in capital	$255,690
Deferred stock compensation	—
Accumulated other comprehensive income	3,358
Accumulated deficit	(19,922)

Total shareholders' equity	$244,769

Total capitalization	$244,769

DIVIDEND POLICY

Since our initial public offering on Nasdaq in 1996, we have not declared or paid dividends on our ordinary shares. We intend to retain our earnings for future growth and therefore do not anticipate paying any cash dividends in the foreseeable future. Under Israeli law, dividends may be paid only out of profits and other surplus (as defined in the law) as of our most recent financial statements or as accrued over a period of two years, whichever is higher, provided that there is no reasonable concern that the dividend distribution will prevent us from meeting our existing and foreseeable obligations as they come due. Payment of future dividends, if any, will be at the discretion of our board of directors and will depend on various factors, such as our statutory profits, financial condition, operating results and current and anticipated cash needs. In the event cash dividends are declared by us, we may pay such dividends in Israeli currency. Under current Israeli regulations, any cash dividend in Israeli currency paid in respect of ordinary shares purchased by non-residents of Israel with non-Israeli currency may be freely repatriated in such non-Israeli currency, at the rate of exchange prevailing at the time of conversion. See also "Description of American Depositary Shares--Dividends, Other Distributions and Rights" beginning on page 24 for a discussion of our ADR depositary's obligations regarding dividends.

USE OF PROCEEDS

Unless we state otherwise in the applicable prospectus supplement, we expect to use the net proceeds from the sale of the securities in connection with our strategic plan, including the financing of acquisitions and other business combinations, and general corporate purposes, including capital expenditures, working capital, and repayment or reduction of long-term and short-term debt. We may invest funds that we do not immediately require in marketable securities.

DESCRIPTION OF ORDINARY SHARES

Description of Ordinary Shares

Our registered share capital consists of a single class of 50,000,000 ordinary shares, par value NIS 1.00 per share.

All issued and outstanding ordinary shares are fully paid and non-assessable. Our ordinary shares confer upon our shareholders the right to receive notices of, and to attend, shareholder meetings, the right to one vote per ordinary share at all shareholders' meetings for all purposes, and to share equally, on a per share basis, in such dividends as may be declared by our board of directors; and upon liquidation or dissolution, the right to participate in the distribution of any surplus assets of the Company legally available for distribution to shareholders after payment of all debts and other liabilities of the Company. All ordinary shares rank pari passu in all respects with each other. Our board of directors may, from time to time, make such calls as it may think fit upon a shareholder in respect of any sum unpaid in respect of shares held by such shareholder which is not payable at a fixed time, and each shareholder shall pay the amount of every call so made upon him (and of each installment thereof if the same is payable in installments).

As of June 30, 2005, we had outstanding 18,960,334 ordinary shares, and employee stock options to purchase an aggregate of 4,172,836 ordinary shares at a weighted average exercise price of $30.69, with the latest expiration date of these options being 2011 (of which options to purchase an aggregate of 2,032,649 ordinary shares were exercisable as of June 30, 2005). As of August 22, 2005, we had outstanding 19,196,409 ordinary shares. Our shareholders do not have preemptive rights.

From January 1, 2004 through August 22, 2005, we issued a total of 2,447,456 ordinary shares, of which 2,188,292 shares were issued upon the exercise of options, and 259,164 shares were issued pursuant to our employee stock purchase plan.

On October 29, 2002, as partial consideration for the acquisition of Thales Contact Solutions, we issued 2,187,500 ordinary shares to Thales Group at a fair market value of $18.1 million calculated at the date of closing.

From time to time during the three years preceding the date of this prospectus, we have issued ordinary shares under our employee stock purchase plan and as a result of exercises of options granted under our share option plans.

Duties of Shareholders

Under the Israeli Companies Law, 5759–1999, or the Companies Law, a shareholder has a duty to act in good faith towards the Company and other shareholders and to refrain from abusing his or her power in the company including, among other things, voting in a general meeting of shareholders on the following matters:

•	any amendment to the articles of association;

•	an increase of the company's authorized share capital;

•	a merger; or

•	approval of interested party transactions which require shareholder approval.

In addition, any controlling shareholder, any shareholder who knows that it possesses power to determine the outcome of a shareholder vote and any shareholder who, pursuant to the provisions of a company's articles of association, has the power to appoint or prevent the appointment of an office holder in the company, is under a duty to act with fairness towards the company. The Companies Law does not describe the substance of this duty but provides that a breach of his duty is tantamount to a breach of fiduciary duty of an officer of the Company.

Meetings of Shareholders

An annual general meeting of our shareholders shall be held once in every calendar year at such time and at such place either within or without the State of Israel as may be determined by our board of directors.

Our board of directors may, whenever it thinks fit, convene a special general meeting at such time and place, within or without the State of Israel, as may be determined by the board of directors. Special general meetings may also be convened upon requisition in accordance with the Companies Law.

Right of Non-Israeli Stockholders to Vote

Our ADSs may be freely held and traded pursuant to the General Permit and the Currency Control Law. The ownership or voting of ADSs by non-residents of Israel, except with respect to citizens of countries that are in a state of war with Israel, are not restricted in any way by our memorandum of association or articles of association or by the laws of the State of Israel.

Mergers and Acquisitions

A merger of the Company shall require the approval of the holders of a majority of seventy five percent (75%) of the voting power represented at the annual or special general meeting in person or by proxy or by written ballot, as shall be permitted, and voting thereon in accordance with the provisions of the Companies Law. Upon the request of a creditor of either party of the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that as a result of the merger, the surviving company will be unable to satisfy the obligations of any of the parties to the merger. In addition, a merger may not be completed unless at least (i) 50 days have passed from the time that the requisite proposal for the merger has been filed by each party with the Israeli Registrar of Companies and (ii) 30 days have passed since the merger was approved by the shareholders of each party.

The Companies Law also provides that an acquisition of shares of a public company must be made by means of a tender offer if as a result of the acquisition the purchaser would become a 25% or greater shareholder of the company and there is no existing 25% or greater shareholder in the company. An acquisition of shares of a public company must be made by means of a tender offer if as a result of the acquisition the purchaser would become a 45% or greater shareholder of the company and there is no existing 45% or greater shareholder in the company. These requirements do not apply if the acquisition (i) occurs in the context of a private placement by the company that received shareholder approval, (ii) was from a 25% shareholder of the company and resulted in the acquirer becoming a 25% shareholder of the company or (iii) was from a 45% shareholder of the company and resulted in the acquirer becoming a 45% shareholder of the company. The tender offer must be extended to all shareholders, but the offerer is not required to purchase more than 5% of the company's outstanding shares, regardless of how many shares are tendered by shareholders. The tender offer may be consummated only if (i) at least 5% of the company's outstanding shares will be acquired by the offerer and (ii) the number of shares tendered in the offer exceeds the number of shares whose holders objected to the offer.

If as a result of an acquisition of shares the acquirer will hold more than 90% of a company's outstanding shares, the acquisition must be made by means of a tender offer for all of the outstanding shares. If as a result of a full tender offer the acquirer would own more than 95% of the outstanding shares, then all the shares that the acquirer offered to purchase will be transferred to it. The law provides for appraisal rights if any shareholder files a request in court within three months following the consummation of a full tender offer. If as a result of a full tender offer the acquirer would own 95% or less of the outstanding shares, then the acquirer may not acquire shares that will cause his shareholding to exceed 90% of the outstanding shares.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

Set forth below is a summary of the Deposit Agreement, as amended, among NICE, The Bank of New York as depositary (the "Depositary"), and the owners and holders from time to time of American Depositary Receipts or ADRs (or the Deposit Agreement). This summary is not complete and is qualified in its entirety by the Deposit Agreement, a form of which has been filed as Exhibit A to the registration statement on Form F-6 (Registration No. 333-13518) filed with the SEC on May 17, 2001. Additional copies of the Deposit Agreement are available for inspection at the corporate trust office of the Depositary, 101 Barclay Street, New York, New York 10286 (the "Corporate Trust Office"). The term "Custodian" shall mean the Tel Aviv, Israel office of Bank Hapoalim B.M, as agent of the Depositary.

American Depositary Receipts

ADRs, evidencing a specified number of ADSs are issuable by the Depositary pursuant to the Deposit Agreement. Each ADS represents one ordinary share deposited with the Custodian or the Depositary. An ADR may represent any number of ADSs. Only persons in whose names ADRs are registered on the books of the Depositary will be treated by us and the Depositary as owners and holders of ADSs.

Deposit and Withdrawal of Ordinary Shares

Our ordinary shares that are represented by the ADSs, or evidence of rights thereto, will be deposited with the Custodian or the Depositary and registered in the name of the Depositary (or its nominee) or the Custodian (or its nominee), which will be the holder of record of all such ordinary shares on behalf of the holders of ADRs. Subject to, the terms and conditions of the Deposit Agreement, upon deposit of ordinary shares with the Custodian or the Depositary, the Depositary will issue ADSs and execute and deliver the applicable ADR or ADRs.

The Depositary has agreed that, upon deposit with the Depositary or the Custodian of our ordinary shares accompanied by an appropriate instrument or instruments of transfer or endorsement in form reasonably satisfactory to the Depositary or the Custodian and any certificates as may be required by the Depositary or the Custodian, the Depositary will execute and deliver at its corporate trust office, upon payment of the fees, charges and taxes provided in the Deposit Agreement, to or upon the written order of the person or persons entitled thereto, an ADR registered in the name of such person or persons for the number of ADSs issuable in respect of such deposit. Deposited ordinary shares will be held by the Depositary or the Custodian for the account of the Depositary.

Upon surrender of ADRs at the Corporate Trust Office of the Depositary and upon payment of the taxes, charges and fees provided in the Deposit Agreement and subject to its terms, an ADR holder is entitled to delivery, to or upon its order, at the Corporate Trust Office of the Depositary of ordinary shares, in respect of the deposited ordinary shares and any other documents of title evidenced by the surrendered ADRs. The ADR holder will bear the risk and expense for the forwarding of share certificates and other documents of title to the Corporate Trust Office of the Depositary.

Dividends, Other Distributions and Rights

The Depositary is required to convert or cause to be converted into U.S. dollars, to the extent that in its judgment it can do so on a reasonable basis and can transfer the resulting U.S. dollars to the United States, all cash dividends and other cash distributions denominated in a currency other than U.S. dollars that it receives in respect of the deposited ordinary shares, and to distribute the amount received, net of any expenses incurred by the Depositary in connection with conversion, to the holders of ADRs. The amount distributed will be reduced by any amounts to be withheld by us or the Depositary for applicable taxes net of expenses of conversion into U.S. dollars. If the Depositary determines that any foreign currency received by it cannot be so converted on a reasonable basis and transferred, or if any required approval or license of any government or agency is denied or not obtained within a reasonable period of time, the Depositary may distribute such foreign currency received by it or hold such foreign currency uninvested and without liability for interest thereon for the respective accounts of the ADR holders. If any conversion of foreign currency, in whole or in part, cannot be effected for distribution to some of the holders of ADRs entitled thereto, the Depositary may make such conversion and distribution in U.S. dollars to the extent permissible to such holders of ADRs and may distribute the balance of the currency received by the Depositary to, or hold such balance uninvested and without liability for interest thereon for the respective accounts of such holders of ADRs.

If any distribution upon any ordinary shares deposited or deemed deposited under the Deposit Agreement consists of a dividend in, or free distribution of, additional ordinary shares, the Depositary shall, unless otherwise instructed by us, distribute to the holders of outstanding ADRs, on a pro rata basis, additional ADRs that represent the number of additional ordinary shares received as such dividend or free distribution subject to the terms and conditions of the Deposit Agreement. In lieu of delivering fractional ADRs in the event of any such distribution, the Depositary will sell the amount of additional ordinary shares represented by the aggregate of such fractions and will distribute the net proceeds to holders of ADRs. If additional ADRs are not so distributed, each ADR shall thereafter also represent the additional ordinary shares distributed together with the ordinary shares represented by such ADR prior to such distribution.

If we offer, or cause to be offered, to holders of ordinary shares any rights to subscribe for additional ordinary shares or any rights of any other nature, the Depositary, after consultation with us, shall have discretion as to the procedures to be followed in making such rights available to any holder of ADRs or in disposing of such rights and making the net proceeds available to such holder. If the Depositary reasonably determines that it is lawful and feasible to make such rights available to all holders of ADRs or certain holders of ADRs but not others, the Depositary may make such rights available to those holders of ADRs to whom it reasonably determines the distribution to be lawful and feasible in proportion to the number of ADSs held by them by means of warrants or otherwise. If making such rights available to all or certain holders of ADRs is reasonably determined by the Depositary not to be lawful or feasible, the Depositary may sell such rights or warrants or other instruments in proportion to the number of ADSs held by owners to whom it has determined it may not lawfully and feasibly make such rights available, and allocate the proceeds of such sales (net of expenses, taxes and any other applicable charges) for the account of the holders of ADRs otherwise entitled thereto upon an averaged or other practicable basis without regard to any distinctions among such holders because of exchange restrictions, or the date of delivery of any ADR or ADRs, or otherwise. The net proceeds so allocated to the holders of ADRs entitled thereto will be distributed to the extent practicable as in the case of a distribution of cash. If, by the terms of the rights offering or for any other reason, the Depositary may not either (i) make such rights available to any holders of ADRs or (ii) dispose of such rights and make the proceeds available to such holders, then the Depositary will allow the rights to lapse.

The Depositary will not offer rights to holders of ADRs unless both the rights and the securities to which such rights relate are either exempt from registration under the Securities Act with respect to a distribution to such holders or are registered under the provisions of such Act. If a holder of ADRs requests distribution of warrants or other instruments, notwithstanding that there has been no such registration under such Act, the Depositary will not make such a distribution unless it has received an opinion from our recognized counsel in the United States upon which the Depositary may rely that such distribution to such holder is exempt from such registration. We are not obligated to file any such registration statement in order to permit United States holders to participate in any such rights distribution.

If the Depositary reasonably determines that any distribution of property (other than cash), ordinary shares or rights to subscribe therefor cannot be made proportionately among the holders of the ADRs entitled thereto, or that any such distribution is not feasible for any reason, including any requirement that we or the Depositary are obligated to withhold any taxes or other governmental charges or that such securities must be registered under the Securities Act in order to be distributed, the Depositary may dispose of all or a portion of such property, ordinary shares or rights in such amounts and in such manner, including by public or private sale, as the Depositary reasonably deems equitable and practicable, and the Depositary will distribute the net proceeds of any such sale, after deduction of the fees of the Depositary as provided in the Deposit Agreement, to the ADR holders entitled thereto as in the case of a cash distribution.

The Depositary shall not be responsible for any reasonable failure to determine that it may be lawful or feasible to make such rights available to holders of ADRs in general or any holder in particular.

If a holder of ADRs requests the distribution of warrants or other instruments in order to exercise the rights allocable to the ADSs of such holder, the Depositary will make such rights available to such holder upon written notice from us to the Depositary that we have elected in our sole discretion to permit such rights to be exercised and such holder has executed such documents as we have determined in our sole discretion are reasonably required under applicable law. Upon instruction pursuant to such warrants or other instruments to the Depositary from such holder to exercise such rights, upon payment by such holder to the Depositary for the account of such holder of an amount equal to the purchase price of the ordinary shares to be received upon the exercise of the rights, and upon payment of the fees of the Depositary as set forth in such warrants or other instruments, the Depositary shall, on behalf of such holder, exercise the rights and purchase the ordinary shares, and we shall cause the ordinary shares so purchased to be delivered to the Depositary on behalf of such holder. As agent for such holder, the Depositary will cause the ordinary shares so purchased to be deposited under the Deposit Agreement, and shall issue and deliver to such holder legended ADRs, restricted as to transfer under applicable securities laws.

The Depositary will not offer to the holders of ADRs any rights to subscribe for additional ordinary shares or rights of any other nature, unless and until such a registration statement is in effect with respect to the rights and the securities to which they relate, or unless the offering and sale of such securities to the holders of such ADRs are exempt from registration under the provisions of the Securities Act and an opinion of counsel satisfactory to the Depositary and us has been obtained.

Upon any change in nominal value, change in par value, split-up, consolidation or any other reclassification of ordinary shares, or upon any recapitalization, reorganization, merger or consolidation or sale of assets affecting us or to which it is a party, any securities that shall be received by the Depositary or the Custodian in exchange for or in conversion of or in respect of ordinary shares shall be treated as newly deposited ordinary shares under the Deposit Agreement, and ADRs shall thenceforth represent the new ordinary shares so received in respect of ordinary shares, unless additional ADRs are delivered or the Depositary calls for the surrender of outstanding ADRs to be exchanged for new ADRs.

Record Dates

Whenever any cash dividend or other cash distributions shall become payable, any distribution other than cash shall be made, or rights shall be issued with respect to the ordinary shares, or whenever the Depositary shall receive notice of any meeting of holders of the ordinary shares or shareholders generally, the Depositary shall fix a record date for the ADSs, which shall be, to the extent practicable, the same record date applicable to the ordinary shares, after obtaining, if practicable, our consent if such record date is different from the record date applicable to the ordinary shares, for the determination of the holders of ADRs who are entitled to receive such dividend, distribution or rights, or net proceeds of the sale thereof, or to give instructions for the exercise of voting rights at any such meeting, subject to the provisions of the Deposit Agreement.

Reports and Other Communications

We will furnish to the Depositary all notices of shareholders' meetings and other reports and communications that are made generally available to the holders of ordinary shares. We will furnish any such reports and communications to the Depositary in English. The Depositary will make such notices, reports and communications available for inspection by ADR holders at its Corporate Trust

Office when furnished by us pursuant to the Deposit Agreement and, upon our request, the Depositary will arrange for the mailing such notices, reports and communications to ADR holders at our expense.

Voting of the Underlying Deposited Securities

Upon receipt of notice of any meeting or solicitation of consents or proxies of holders of ordinary shares, the Depositary shall, as soon as practicable thereafter, mail to holders of ADRs registered on the books of the Depositary a notice in English containing (a) such information as is contained in such notice received by the Depositary, (b) a statement that each holder of ADRs at the close of business on a specified record date will be entitled, subject to the applicable provisions of law and our articles of association, to instruct the Depositary as to the exercise of the voting rights, if any, pertaining to the ordinary shares represented by the ADSs evidenced by such holder's ADRs, and (c) a statement as to the manner in which such instructions may be given. Upon the written request of a holder of ADRs on such record date received on or before the date established by the Depositary for such purpose (the "Instruction Date"), the Depositary has agreed to endeavor, insofar as practicable and subject to the applicable provisions of law, the Deposit Agreement and our articles of association, to vote or cause to be voted the ordinary shares represented by the ADSs in accordance with any non-discretionary instruction set forth in such request. We have agreed, without increasing our obligations or potential liability to the holders of ADRs, to provide notice, to the extent practicable, of any meeting of holders of ordinary shares or shareholders generally to the Depositary sufficiently in advance of such meeting in order to enable the Depositary to vote or cause to be voted the ordinary shares represented by ADSs in accordance with the Deposit Agreement. If no instructions are received by the Depositary from any holder of ADRs with respect to any of the ordinary shares represented by the ADSs evidenced by such holder's receipts on or before the date established by the Depositary for such purpose, the Depositary shall vote the ordinary shares represented by such ADSs in proportion to the votes cast by holders of all ordinary shares, including ordinary shares evidenced by ADRs as to which valid instructions from the holders thereof shall have been given to the Depositary, provided that we shall have certified to the Depositary the proportion of votes cast by such holders.

The Depositary shall not vote any ordinary shares, other than in accordance with instructions received by holders of ADRs or as provided in the immediately preceding paragraph.

There can be no assurance that holders of ADRs generally or any holder of ADRs in particular will receive the notice described above sufficiently prior to the Instruction Date to ensure that the Depositary will vote the ordinary shares in accordance with the provisions set forth above.

Inspection of Transfer Books

The Depositary will maintain at its Corporate Trust Office, facilities for the execution and delivery, registration, registration of transfers, and surrender of ADRs and books for the registration of ADRs and transfers of ADRs that at reasonable times will be open for inspection by us and the holders of ADRs provided that such inspection shall not be for the purpose of communicating with holders of ADRs in the interest of a business or object other than our business or a matter related to the Deposit Agreement or the ADRs.

Amendment and Termination of the Deposit Agreement

The form of the ADRs and any provisions of the Deposit Agreement may at any time be amended by agreement in writing between us and the Depositary, in any respect that we deem necessary or desirable. If the amendment adds or increases fees or charges (other than taxes and other governmental charges, registration fees, cable, telex or facsimile transmission costs, delivery costs or other such expenses), or prejudices a material existing right of ADR holders, it will only become effective thirty days after the Depositary notifies you of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADR, to agree to the amendment and to be bound by the Deposit Agreement as amended. In no event may any amendment impair the right of any ADR holder to surrender his ADR and receive therefore the ordinary shares and other property represented thereby, except in order to comply with mandatory provisions of applicable law.

Whenever we direct, the Depositary has agreed to terminate the Deposit Agreement by giving notice of such termination to the holders of all ADRs then outstanding at least ninety (90) days prior to the date fixed in such notice of such termination. The Depositary may likewise terminate the Deposit Agreement by mailing us and the holders of ADRs notice at any time 90 days after the Depositary shall have delivered to us a written notice of its election to resign, provided that a successor depositary shall not have been appointed and accepted its appointment before the end of such 90-day period. If any ADRs remain outstanding after the date of termination, the Depositary thereafter will discontinue the registration of transfer of ADRs, will suspend the distribution of dividends to the holders thereof and will not give any further notices or perform any further acts under the Deposit Agreement, except that the Depositary will continue (i) the collection of dividends and other distributions pertaining to the ordinary shares and any other property represented by such ADRs, (ii) the sale of rights or property, as provided in the Deposit Agreement, and (iii) the delivery of ordinary shares, together with any dividends or other distributions received with respect thereto and the net proceeds of the sale of any rights or other property, after deducting certain applicable fees, expenses and taxes, in exchange for surrendered ADRs. At any time after the expiration of one year from the date of termination, the Depositary may sell the ordinary shares and any other property represented by such ADRs and hold the uninvested net proceeds, together with any other cash then held, unsegregated and without liability for interest, for the pro rata benefit of the holders of ADRs that have not theretofore surrendered their ADRs. After making such sale, the Depositary shall be discharged from all obligations under the Deposit Agreement, except to account for net proceeds and other cash (after deducting certain applicable fees of the Depositary, expenses and taxes) and except for certain obligations as set forth in the Deposit Agreement. Upon the termination of the Deposit Agreement, we will also be discharged from all obligations under the Deposit Agreement, except for certain obligations to the Depositary.

Charges of Depositary

We will pay the fees, reasonable expenses and out-of-pocket charges of the Depositary and those of any registrar only in accordance with agreements in writing entered into between us and the Depositary from time to time. The following charges shall be incurred by any party depositing or withdrawing ordinary shares or by any party surrendering ADRs or to whom ADRs are issued (including, without limitation, issuance pursuant to a stock dividend or stock split declared by us or an exchange of stock regarding the ADRs or deposited ordinary shares or a distribution of ADRs pursuant to the terms of the Deposit Agreement):

(1)	any applicable taxes and other governmental charges,

(2)	any applicable transfer or registration fees,

(3)	certain cable, telex and facsimile transmission charges as provided in the Deposit Agreement,

(4)	any expenses incurred in the conversion of foreign currency,

(5)	a fee of $5.00 or less per 100 ADSs (or a portion thereof) for the execution and delivery of ADRs and the surrender of ADRs, and

(6)	the fees relating to a distribution of proceeds made pursuant to the Deposit Agreement.

The Depositary may own and deal in our securities and in our ADRs.

Liability of Holders for Taxes, Duties or Other Charges

Any tax or other governmental charge with respect to ADRs or any deposited ordinary shares represented by any ADR shall be payable by the holder of such ADR to the Depositary. The Depositary may refuse to effect transfer of such ADR or any withdrawal of deposited ordinary shares represented by such ADR until such payment is made, and may withhold any dividends or other distributions or may sell for the account of the holder any part or all of the deposited ordinary shares represented by such ADR and may apply such dividends or distributions or the proceeds of any such sale in payment of any such tax or other governmental charge and the holder of such ADR shall remain liable for any deficiency.

Transfer of American Depositary Receipts

The ADRs are transferable on the books of the Depositary, except during any period when the transfer books of the Depositary are closed, or if any such action is deemed necessary or advisable by us or the Depositary at any time or from time to time because of any requirement of law or of any government or governmental body or commission or under any provision of the Deposit Agreement. The surrender of outstanding ADRs and withdrawal of deposited ordinary shares may not be suspended subject only to

(1)	temporary delays caused by closing the transfer books of the Depositary or our transfer books, the deposit of ordinary shares in connection with voting at a shareholders' meeting or the payment of dividends,

(2)	the payment of fees, taxes and similar charges and

(3)	compliance with the United States or foreign laws or governmental regulations relating to the ADRs or to the withdrawal of the deposited ordinary shares.

The Depositary shall not knowingly accept for deposit under the Deposit Agreement any ordinary shares required to be registered under the provisions of the Securities Act, unless a registration statement is in effect as to such ordinary shares. As a condition to the execution and delivery, registration of transfer, split-up, combination or surrender of any ADR or withdrawal of ordinary shares, the Depositary, the Custodian or the registrar may require payment from the person presenting the ADR or the depositor of the ordinary shares of a sum sufficient to reimburse it for any tax or other governmental charge and any stock transfer or registration fee with respect thereto, payment of any applicable fees payable by the holders of ADRs, may require the production of proof satisfactory to the Depositary as to the identity and genuineness of any signature and may also require compliance with any regulations the Depositary may establish consistent with the provisions of the Deposit Agreement. The Depositary may refuse to execute and deliver ADRs, register the transfer of any ADR or make any distribution on, or related to, ordinary shares until it or the Custodian has received proof of citizenship or residence, exchange control approval or other information as it may deem necessary or proper.

Pre-Release of ADRs

In certain circumstances, subject to the provisions of the Deposit Agreement, the Depositary may execute and deliver ADRs before deposit of the underlying shares. This is called a pre-release. A pre-release is closed-out as soon as the underlying shares are delivered to the Depositary. The Depositary may pre-release ADRs only under the following conditions: (1) before or at the time of the pre-release, the person to whom the pre-release is being made must represent to the Depositary in writing that it or its customer (a) owns the shares to be deposited, (b) at all times fully collateralized with cash or such other collateral as the Depositary deems appropriate, (c) terminable by the Depositary on not more than five (5) business days notice, and (d) subject to further indemnities or credit regulations as the Depositary deems appropriate. In addition, the Depositary will limit the number of pre-release ADSs to not more than 30% of all ADSs (excluding those evidenced by pre-released ADRs). However, the Depositary reserves the right to change or disregard this limit from time to time as it deems appropriate. The Depositary may retain for its own account any compensation received by it in connection with the pre-releases.

General

Neither we nor the Depositary nor any of our respective directors, employees, agents or affiliates will be liable to the holders of ADRs if by reason of any present or future law or regulation of the

United States or any other country or of any government or regulatory authority or any stock exchange, any provision, present or future, of our memorandum and articles of association or any circumstance beyond our control, we or the Depositary or any of our respective directors, employees, agents or affiliates is prevented or forbidden from performing its obligations or exercising its discretion under the Deposit Agreement or is subject to any civil or criminal penalty on account of performing its obligations. Our obligations and the obligations of the Depositary under the Deposit Agreement are expressly limited to performing such obligations specifically set forth in the Deposit Agreement without negligence or bad faith.

DESCRIPTION OF DEBT SECURITIES

The following is a general description of the debt securities that we may offer from time to time. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which the general provisions described below may apply to those securities will be described in the applicable prospectus supplement. We may also sell hybrid securities that combine certain features of debt securities and other securities described in this prospectus. As you read this section, please remember that the specific terms of a debt security as described in the applicable prospectus supplement will supplement and may modify or replace the general terms described in this section. If there are any differences between the applicable prospectus supplement and this prospectus, the applicable prospectus supplement will control. As a result, the statements we make in this section may not apply to the debt security you purchase.

As used in this "DESCRIPTION OF DEBT SECURITIES," the "Company," "we," "us" and "our" refer to NICE-Systems Ltd. and do not include our subsidiaries.

General

The debt securities that we offer will be either senior debt securities or subordinated debt securities. We will issue senior debt securities under an indenture, which we refer to as the senior indenture, to be entered into between us and the trustee named in the applicable prospectus supplement. We will issue subordinated debt securities under a different indenture, which we refer to as the subordinated indenture, to be entered into between us and the trustee named in the applicable prospectus supplement. We refer to both the senior indenture and the subordinated indenture as the indentures and each, individually, as an indenture. We refer to each of the trustees under the indentures as a trustee.

The indentures provide that the debt securities that we offer and any of the Company's additional debt securities may be issued from time to time in one or more series under the applicable indenture. The indentures may be supplemented (including by an officer's certificate of an officer of the Company) or amended as necessary to set forth the terms of the debt securities issued under the indentures. Material terms of the debt securities and the indentures are set forth below. You should read the indentures, including any supplements (including any such officer's certificates) or amendments, carefully to fully understand the terms of the debt securities. The forms of the indentures have been filed as exhibits to the registration statement of which this prospectus is a part. The indentures are subject to, and are governed by, the Trust Indenture Act of 1939, as amended. You should refer to the Trust Indenture Act for provisions that apply to the debt securities. Any supplemental indentures or officer's certificates will be filed with the SEC on a Form 6-K or by a post-effective amendment to the registration statement of which this prospectus is part.

The senior debt securities will be unsubordinated obligations of the Company. They will be unsecured and will rank equally with each other and all of our other unsubordinated, unsecured debt, unless otherwise indicated in the applicable prospectus supplement. The subordinated debt securities will be subordinated in right of payment to the prior payment in full of our senior debt. See "Subordination of Subordinated Debt Securities." The subordinated debt securities will be unsecured and will rank equally with each other, unless otherwise indicated in the applicable prospectus supplement. We will indicate in each applicable prospectus supplement, as of the most recent practicable date, the aggregate amount of our outstanding debt that would rank senior to the subordinated debt securities.

Unless otherwise provided in the prospectus supplement relating to any debt securities, the debt securities will not constitute obligations of our subsidiaries. Creditors of our subsidiaries are entitled to a claim on the assets of those subsidiaries. Consequently, in the event of a liquidation or reorganization of any subsidiary, creditors of the subsidiary are likely to be paid in full before any distribution is made to the Company and holders of debt securities, except to the extent that the Company is itself recognized as a creditor of such subsidiary, in which case the Company's claims would still be subordinate to any security interests in the assets of such subsidiary and any debt of such subsidiary senior to that held by the Company.

The indentures do not limit the amount of debt securities that can be issued thereunder and provide that debt securities of any series may be issued thereunder up to the aggregate principal amount that we may authorize from time to time.

The indentures do not limit the amount of other indebtedness or securities that we may issue.

We may issue debt securities of the same series at more than one time and, unless prohibited by the terms of the series, we may "reopen" a series and issue additional debt securities of that series, without the consent of the holders of the outstanding debt securities of that series.

A prospectus supplement and an officer's certificate or a supplemental indenture relating to any series of debt securities being offered will include specific terms relating to that offering. These terms will include some or all of the following terms that apply to that series:

•	The title of the debt securities;

•	Any limit upon the total principal amount of the debt securities;

•	The dates, or the method to determine these dates, on which the principal of the debt securities will be payable and how it will be paid;

•	The interest rate or rates, if any, which the debt securities will bear, or how the rate or rates will be determined, the interest payment dates for the debt securities and the regular record dates for interest payments;

•	Any right to delay the interest payments for the debt securities;

•	The percentage, if less than 100%, of the principal amount of the debt securities that will be payable if the maturity of the debt securities is accelerated;

•	Any date or dates on which the debt securities may be redeemed at the option of the Company and the price or prices at which, and the conditions upon which, such debt securities may be redeemed;

•	Any sinking fund or other provisions that would obligate the Company to repurchase or otherwise redeem the debt securities;

•	Any additions to the events of default under the indentures or additions to the covenants of the Company under the indentures for the benefit of the holders of the debt securities;

•	If the debt securities will be issued in denominations other than multiples of $1,000;

•	If payments on the debt securities may be made in a currency or currencies other than United States dollars;

•	Any rights or duties of another entity to assume the obligations of the Company with respect to the debt securities;

•	Any collateral, security, assurance or guarantee for the debt securities;

•	Any terms pursuant to which the debt securities may be converted into or exchanged for ordinary shares or other securities of the Company or any other entity;

•	Any requirement to pay additional amounts for withholding or deducting taxes or other governmental charges and, if applicable, any related right to optionally redeem the debt securities rather than pay such additional amounts or otherwise;

•	Any trustees or agents for the debt securities, including depositories, authenticating agents, paying agents, transfer agents or registrars;

•	Whether the debt securities will be represented in whole or in part by one or more global securities registered in the name of a depository or its nominee and matters incidental to any such global securities;

•	The place or places where the principal of and interest, if any, on the debt securities will be payable;

•	The place or places where the debt securities may be registered for transfer or exchanged; and

•	Any other terms of the debt securities not inconsistent with the terms of the applicable indenture.

We may sell debt securities at a discount below their principal amount. United States federal income tax considerations applicable to debt securities sold at an original issue discount or other special considerations applicable to original issue discount securities may be described in the prospectus supplement. In addition, important United States federal income tax or other tax considerations applicable to any debt securities denominated or payable in a currency or currency unit other than United States dollars may be described in the prospectus supplement.

The Company may, at any time and from time to time, purchase any outstanding debt securities by tender, in the open market or by private agreement, provided that it complies with United States federal securities laws and any other applicable laws.

We will comply with Section 14(e) under the Exchange Act, to the extent applicable, and any other tender offer rules under the Exchange Act which may then be applicable, in connection with any obligation to purchase debt securities at the option of the holders thereof. Any such obligation applicable to a series of debt securities will be described in the prospectus supplement relating thereto.

Unless otherwise described in a prospectus supplement relating to any debt securities, there are no covenants or provisions contained in the indentures that may afford the holders of debt securities protection in the event that we enter into a highly leveraged transaction.

The statements made hereunder relating to the indentures and the debt securities are summaries of certain provisions thereof and do not purport to be complete and are qualified in their entirety by reference to all provisions of the indentures and the debt securities.

As used in this "DESCRIPTION OF DEBT SECURITIES":

•	"debt securities" mean debt securities of any and all series outstanding under the indentures as the context shall require;

•	"additional amounts" means any additional amounts as referred to above or any other additional amounts, in all cases as may be specified for a series of debt securities under the applicable indenture.

Form of Debt Securities

Unless otherwise provided in the prospectus supplement relating to any debt securities, the debt securities may be issued only in fully registered form in minimum denominations of $1,000 and any integral multiple thereof. Additionally, the debt securities may be represented in whole or in part by one or more global debt securities registered in the name of a depository or its nominee and, if so represented, interests in such global debt securities will be shown on, and transfers thereof will be effected only through, records maintained by the designated depository and its participants.

Payment and Paying Agents

Unless otherwise provided in the prospectus supplement relating to any debt securities, principal, interest and premium, if any, will be payable at the office or offices or agency we maintain for such purposes, provided that payment of interest on the debt securities may be paid at our election at such place by check mailed to the persons entitled thereto at the addresses of such persons appearing on the security register. Interest on the debt securities will be payable on any interest payment date to the persons in whose name the debt securities are registered at the close of business on the record date for such interest payment. However, interest payable at maturity will be paid to the person to whom the principal is paid. If there has been a default in the payment of interest on any debt securities, the defaulted interest may be paid to the holder of that debt security as of the close of business on a date between 10 to 15 days before the date proposed by us for payment of such defaulted interest or in any other manner permitted by any securities exchange on which that debt security may be listed, if the trustee finds it workable.

Registration and Transfer

Unless otherwise provided in the prospectus supplement relating to any debt securities, the transfer of debt securities may be registered, and the debt securities may be exchanged for an equal aggregate principal amount of debt securities of the same series or tranche of authorized denominations, upon surrender of the debt securities at the office or offices or agency we maintain for such purposes and upon fulfillment of all other requirements of such agent. Unless otherwise provided for in the prospectus supplement, no service charge will be made for any registration of transfer or exchange of the debt securities, but we may require payment of an amount sufficient to cover any tax or other governmental charge payable in connection therewith.

We will not be required to execute or to provide the registration of transfer or the exchange of:

•	any debt securities during the 15 days before giving any notice of redemption, or

•	any debt securities selected for redemption, except the unredeemed portion of any debt security being redeemed in part.

Events of Default

An "event of default" with respect to the debt securities of any series is defined in the indentures as:

(1)	default in the payment of any installment of interest, or additional amounts, if any, upon any of the debt securities of such series as and when the same shall become due and payable, and continuance of such default for a period of 30 days;

(2)	default in the payment of all or any part of the principal of any of the debt securities of such series as and when the same shall become due and payable either at maturity, upon any redemption, by declaration or otherwise;

(3)	default in the performance, or breach, of any other covenant or warranty contained in the debt securities of such series or set forth in the applicable indenture (other than a covenant or warranty included in the applicable indenture solely for the benefit of one or more series of debt securities other than such series) and continuance of such default or breach for a period of 90 days after notice by the trustee or by the holders of at least 25% in principal amount of the outstanding debt securities of such series as provided in the applicable indenture; and

(4)	certain events of bankruptcy, liquidation, insolvency or reorganization of the Company.

Additional events of default may be added for the benefit of holders of a series of debt securities which, if added, will be described in the prospectus supplement relating to such debt securities.

An event of default for a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities issued under the indentures.

The indentures provide that the trustee shall notify the holders of debt securities of each series of any continuing default known to the trustee which has occurred with respect to such series within 90 days after the occurrence thereof. The indentures provide that notwithstanding the foregoing, except in the case of default in the payment of the principal of, or interest or premium, if any, on any of the debt securities of such series, the trustee may withhold such notice if the trustee in good faith determines that the withholding of such notice is in the interests of the holders of debt securities of such series.

Remedies

The indentures provide that if an event of default with respect to any series of debt securities shall have occurred and be continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of debt securities of such series then outstanding may declare the principal amount of all debt securities of such series to be due and payable immediately.

At any time after a declaration of acceleration with respect to the debt securities of a particular series has been made and before a judgment or decree for payment of the money due has been obtained by a trustee, the event of default under the indentures giving rise to the declaration of acceleration will be considered waived, and the declaration and its consequences will be considered rescinded and annulled, if:

•	The Company has paid or deposited with the trustee a sum sufficient to pay:

(1)	all overdue interest and additional amounts, if any on all debt securities of that series;

(2)	the principal of and premium, if any, on any debt securities of that series that have otherwise become due and interest that is currently due;

(3)	interest on overdue interest or additional amounts, if any; and

(4)	all amounts due to the trustee under the applicable indenture; and

•	Any other event of default under the applicable indenture with respect to the debt securities of that series has been cured or waived as provided in such indenture.

There is no automatic acceleration, even in the event of bankruptcy, liquidation, insolvency or reorganization of the Company.

Other than its duties in case of an event of default under the indentures, the trustee is not obligated to exercise any of its rights or powers under the indentures at the request, order or direction of any of the holders, unless the holders offer the trustee a reasonable indemnity. If they provide this reasonable indemnity, the holders of a majority in principal amount of any series of debt securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any power conferred upon the trustee, with respect to the debt securities of such series. However, if the event of default under an indenture relates to more than one series of debt securities, only the holders of a majority in aggregate principal amount of all affected series of debt securities outstanding under that indenture, considered as one class, will have the right to give this direction. The trustee is not obligated to comply with directions that conflict with law or other provisions of the indentures, and subject to certain other limitations.

No holder of debt securities of any series will have any right to institute any proceeding under an indenture, or any remedy under an indenture, unless:

•	The holder has previously given to the trustee written notice of a continuing event of default under the applicable indenture;

•	The holders of a majority in aggregate principal amount of the outstanding debt securities of all series in respect of which an event of default under such indenture has occurred and is continuing have made a written request to the trustee, and have offered reasonable indemnity to the trustee to institute proceedings; and

•	The trustee has failed to institute any proceeding for 60 days after notice and has not received during such period any direction from the holders of a majority in aggregate principal amount of the outstanding debt securities of all series in respect of which an event of default under such indenture has occurred and is continuing, inconsistent with the written request of holders referred to above.

However, these limitations do not apply to a suit by a holder of a debt security for payment of the principal of, or premium, if any, or interest or additional amounts, if any, on the debt security on or after the applicable due date.

The indentures require that we file annually with the trustee a certificate as to compliance with our covenants contained in the indentures.

Consolidation, Merger and Sale of Assets

Under the terms of the indentures, the Company may not consolidate with or merge into any other entity or convey, transfer or lease its properties and assets substantially as an entirety to any person or entity, unless:

•	The entity formed by such consolidation or into which the Company is merged or the person or entity which acquires by conveyance or transfer, or which leases, the properties and assets of the Company substantially as an entirety shall expressly assume the Company's obligations on all debt securities and under the applicable indenture;

•	Immediately after giving effect to the transaction, no event of default under the applicable indenture, or event which, after notice or lapse of time or both, would become an event of default under the applicable indenture, shall have occurred and be continuing; and

•	The Company shall have delivered to the trustee an officer's certificate and an opinion of counsel as provided in the applicable indenture.

Upon any such consolidation, merger, conveyance or transfer effected in accordance with the foregoing indenture terms, the Company will be relieved of all of its obligations under the applicable indenture and the applicable debt securities, except in the case of a lease.

The terms of the indentures do not restrict:

•	Any consolidation or merger of the Company in which the Company is the surviving or resulting entity;

•	Any conveyance, transfer or lease of any part of the properties of the Company which does not constitute a conveyance, transfer or lease of all or substantially all of the direct assets of the Company; or

•	The approval or consent of the Company to any consolidation or merger of any direct or indirect subsidiary or affiliate of the Company, or any conveyance, transfer or lease by any subsidiary or affiliate of any of its assets.

Modification and Waiver

Modification without Consent of Holders

Without the consent of any holder of debt securities issued under an indenture, the Company and the trustee may enter into one or more supplemental indentures for any of the following purposes:

•	To evidence the assumption by any permitted successor of the covenants of the Company in the applicable indenture and in the debt securities;

•	To evidence the addition of any guarantee for the benefit of the holders, or the release or substitution of any guarantor in accordance with the provisions of the applicable indenture or the debt securities;

•	To add one or more covenants or other provisions for the benefit of the holders of all or any series or tranche of debt securities or to surrender any right or power conferred upon the Company under the applicable indenture;

•	To add additional events of default under the applicable indenture for all or any series of debt securities;

•	To change or eliminate or add any provision to the applicable indenture; provided, however, if the change will adversely affect the interests of the holders of debt securities of any series under the applicable indenture in any material respect, the change, elimination or addition will become effective only:

(1)	when the consent of the holders of debt securities of such series has been obtained in accordance with the applicable indenture; or

(2)	when no debt securities of the affected series remain outstanding under the applicable indenture;

•	To provide collateral security for all but not part of the debt securities under the applicable indenture;

•	To establish the form or terms of debt securities of any other series as permitted by the indentures;

•	To provide for the authentication and delivery of bearer securities with or without coupons;

•	To evidence and provide for the acceptance of appointment by a separate or successor trustee or co-trustee;

•	To provide for the procedures required for use of a noncertificated system of registration for the debt securities of all or any series;

•	To change any place where principal, premium, if any, and interest and additional amounts, if any, shall be payable, debt securities may be surrendered for registration of transfer or exchange and notices to the Company may be served; or

•	To cure any ambiguity, or to correct or supplement any provision in the applicable indenture that may be defective or inconsistent with any other provision in the applicable indenture.

Modification and Waiver with Consent of Holders

The holders of at least a majority in aggregate principal amount of the debt securities of all series then outstanding under an indenture to which certain restrictive provisions contained or provided for in such indenture apply, considered as one class, may waive compliance by the Company with such provisions. The holders of not less than a majority in principal amount of the outstanding debt securities of any series may waive any past default under an indenture with respect to that series, except a default in the payment of principal, premium, if any, or interest or additional amounts, if any, and certain covenants and provisions of an indenture that cannot be modified or be amended without the consent of the holder of each outstanding debt security of any series affected.

The consent of the holders of a majority in aggregate principal amount of the debt securities of all series then outstanding under an indenture, considered as one class, is required for all other modifications to such indenture. However, if less than all of the series of debt securities outstanding are directly affected by a proposed supplemental indenture, then the consent only of the holders of a majority in aggregate principal amount of the outstanding debt securities of all series that are directly affected, considered as one class, will be required. No such amendment or modification may:

•	Change the stated maturity of the principal of, or any installment of principal of or interest on, any debt security, or reduce the principal amount of any debt security or its rate of interest or change the method of calculating that interest rate or reduce any premium payable upon redemption, or change any of the Company's obligations to pay additional amounts, or change the currency in which payments are made, or impair the right to institute suit for the enforcement of any payment on or after the stated maturity of any debt security, without the consent of the holder;

•	Reduce the percentage in principal amount of the outstanding debt securities of any series the consent of the holders of which is required for any supplemental indenture or any waiver of compliance with a provision of an indenture or any default thereunder and its consequences, or reduce the requirements for quorum or voting, without the consent of all the holders of the debt securities of that series; or

•	Modify some of the provisions of an indenture relating to supplemental indentures, waivers of some covenants and waivers of past defaults with respect to the debt securities of any series, without the consent of the holder of each outstanding debt security affected by such modifications.

A supplemental indenture that changes an indenture solely for the benefit of one or more particular series of debt securities, or modifies the rights of the holders of debt securities of one or more series, will not affect the rights under that indenture of the holders of the debt securities of any other series.

The indentures provide that debt securities owned by the Company or anyone else required to make payment on the debt securities or their respective affiliates shall be disregarded and considered not to be outstanding in determining whether the required holders have given a request or consent.

We may fix in advance a record date to determine the required number of holders entitled to give any request, demand, authorization, direction, notice, consent, waiver or other such act of the holders, but we shall have no obligation to do so. If we fix a record date, that request, demand, authorization, direction, notice, consent, waiver or other act of the holders may be given before or after that record date, but only the holders of record at the close of business on that record date will be considered holders for the purposes of determining whether holders of the required percentage of the outstanding debt securities have authorized or agreed or consented to the request, demand, authorization, direction, notice, consent, waiver or other act of the holders. For that purpose, the outstanding debt securities shall be computed as of the record date. Any request, demand, authorization, direction, notice, consent, election, waiver or other act of a holder of any debt security will bind every future holder of that debt security and the holder of every debt security issued upon the registration of transfer of or in exchange for that debt security. A transferee will also be bound by acts of the trustee or the Company in reliance thereon, whether or not notation of that action is made upon the debt security.

Defeasance, Satisfaction and Discharge

The Company will be discharged from its obligations with respect to the debt securities of a particular series if it irrevocably deposits with the trustee or any paying agent, other than the Company, sufficient cash or government securities or combination thereof to pay the principal, interest, any premium and any other sums when due on the stated maturity date or a redemption date of that series of debt securities.

The prospectus supplement may further describe these or other provisions, if any, permitting defeasance and satisfaction and discharge with respect to the debt securities of a particular series.

Subordination of Subordinated Debt Securities

The senior debt securities will constitute part of our Senior Indebtedness (as defined below) and will rank pari passu with all outstanding senior debt. Except as set forth in the related prospectus supplement, the subordinated debt securities will be subordinated and junior in right of payment to all Senior Indebtedness of the Company, including the senior debt securities. No payment of the principal of the subordinated debt securities (including redemption and sinking fund payments), or interest or additional amounts, if any, on the subordinated debt securities may be made until all amounts due to holders of Senior Indebtedness have been paid, if any of the following occurs:

•	Specified events of bankruptcy, liquidation, insolvency or reorganization of the Company;

•	Any Senior Indebtedness is not paid when due and that default continues without waiver;

•	Any other default has occurred and continues without waiver pursuant to which the holders of Senior Indebtedness are permitted to accelerate the maturity of Senior Indebtedness; or

•	The maturity of any series of subordinated debt securities under the subordinated indenture has been accelerated under the subordinated indenture and such acceleration has not been rescinded or annulled.

Senior Indebtedness is defined in the subordinated indenture to include all notes and other obligations, including guarantees, of the Company, for borrowed money unless by their terms they are not superior in right of payment to or are equal in right of payment to the subordinated debt securities.

Upon any distribution of the Company's assets to creditors in connection with any insolvency, bankruptcy or similar proceeding, all principal of, and premium, if any, and interest due or to become due on all Senior Indebtedness must be paid in full before the holders of the subordinated debt securities are entitled to receive or retain any payment.

This subordination will not prevent the occurrence of any event of default with respect to the subordinated debt securities. There is no limitation on the issuance of additional Senior Indebtedness in the subordinated indenture. As of August 22, 2005, the Company had no outstanding Senior Indebtedness.

Resignation of a Trustee

A trustee may resign at any time by giving written notice to us or may be removed at any time by act of the holders of a majority in principal amount of all series of debt securities then outstanding under the applicable indenture delivered to such trustee and us. No resignation or removal of a trustee and no appointment of a successor trustee will be effective until the acceptance of appointment by a successor trustee.

Notices

Notices to holders of debt securities will be given by mail to the addresses of such holders as they may appear in the security register for such debt securities.

Title

The Company, each trustee, and any agent of the Company or a trustee, may treat the person in whose name any debt security is registered as the absolute owner of that debt security, whether or not such debt security may be overdue, for the purpose of making payments and for all other purposes, irrespective of notice to the contrary.

Governing Law

The indentures and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

Global Debt Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depository (a "Debt Depository") identified in the applicable prospectus supplement. Global securities may be issued in either registered or bearer form and in either temporary or permanent form. Unless otherwise provided in such prospectus supplement, debt securities that are represented by a global security will be issued in denominations of $1,000 or any integral multiple thereof and will be issued in registered form only, without coupons. Payments of principal of, and redemption premium, if any, and interest, if any, on debt securities represented by a global security will be made by the Company to the trustee under the applicable indenture, and then forwarded to the Debt Depository.

We anticipate that any global securities will be deposited with, or on behalf of, The Depository Trust Company ("DTC"), New York, New York and that such global securities will be registered in the name of Cede & Co., (DTC's partnership nominee) or such other name as may be requested by an authorized representative of DTC. One fully-registered debt security certificate will be issued for each issue of the debt securities, each in the aggregate principal amount of such issue, and will be deposited with DTC. If, however, the aggregate principal amount of any issue exceeds $500 million, one certificate will be issued with respect to each $500 million of principal amount and an additional certificate will be issued with respect to any remaining principal amount of such issue. We further anticipate that the following provisions will apply to the depository arrangements with respect to any such global securities. Any additional or differing terms of the depository arrangements will be described in the prospectus supplement relating to a particular series of debt securities issued in the form of global securities.

So long as DTC or its nominee is the registered owner of a global security, DTC or its nominee, as the case may be, will be considered the sole holder of the debt securities represented by such global security for all purposes under the applicable indenture. Except as described below, owners of beneficial interests in a global security will not be entitled to have debt securities represented by such global security registered in their names, will not receive or be entitled to receive physical delivery of debt securities in certificated form and will not be considered the owners or holders thereof under the applicable indenture. The laws of some states require that certain purchasers of securities take physical delivery of such securities in certificated form; accordingly, such laws may limit the transferability of beneficial interests in a global security.

If DTC is at any time unwilling or unable to continue as Debt Depository or if at any time DTC ceases to be a clearing agency registered under the Exchange Act if so required by applicable law or regulation, and, in either case, we do not appoint a successor Debt Depository within 90 days, we will issue individual debt securities in certificated form in exchange for the global securities. In addition, we may determine, at any time and in our sole discretion, not to have any debt securities represented by one or more global securities, and, in such event, will issue individual debt securities in certificated form in exchange for the relevant global securities. In any such instance, or upon such other conditions as may be established with respect to a particular series of debt securities, an owner of a beneficial interest in a global security will be entitled to physical delivery of individual debt securities in certificated form of like tenor and rank, equal in principal amount to such beneficial interest, and to have such debt securities in certificated form registered in its name. Unless otherwise described in the applicable prospectus supplement, debt securities so issued in certificated form will be issued in denominations of $1,000 or any integral multiple thereof, and will be issued in registered form only, without coupons.

DTC, the world's largest depository, is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for over 2.2 million issues of U.S. and non-U.S. equity, corporate and municipal debt issues, and money market instrument from over 100 countries that DTC's participants ("Direct Participants") deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between Direct Participants' accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation ("DTCC"). DTCC, in turn, is owned by a number of Direct Participants of DTC and Members of the National Securities Clearing Corporation, Fixed Income Clearing Corporation, and Emerging Markets Clearing Corporation (NSCC, FICC, and EMCC, also subsidiaries of DTCC), as well as by the New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). DTC has Standard & Poor's highest rating: AAA. The DTC Rules applicable to its Participants are on file with the SEC. More information about DTC can be found at www.dtcc.com and www.dtc.org.

Purchases of debt securities under the DTC system must be made by or through Direct Participants, which will receive a credit for the debt securities on DTC's records. The ownership interest of each actual purchaser of each debt security ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchase. Beneficial Owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the debt securities are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in debt securities, except in the event that use of the book-entry system for the debt securities is discontinued.

To facilitate subsequent transfers, all debt securities deposited by Direct Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of the debt securities with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the debt securities; DTC records reflect only the identity of the Direct Participants to whose accounts such debt securities are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

If global securities are subject to redemption, redemption notices shall be sent to DTC. If less than all of the debt securities within an issue are being redeemed, DTC's practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

Neither DTC nor Cede & Co. (nor such other DTC nominee) will consent or vote with respect to the debt securities unless authorized by a Direct Participant in accordance with DTC's Procedures. Under its usual procedures, DTC mails a proxy (an "Omnibus Proxy") to us as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the debt securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

Principal, redemption premium, if any, and interest payments, if any, on the debt securities will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC's practice is to credit Direct Participants' accounts upon DTC's receipt of funds and corresponding detail information from us on payable date in accordance with their respective holdings shown on DTC's records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of DTC nor its nominee, the trustee, or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, redemption premium, if any, and interest, if any, to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is our responsibility, disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct and Indirect Participants.

DTC may discontinue providing its services as Debt Depository with respect to the debt securities at any time by giving reasonable notice to us or the trustee under the applicable indenture. Under such circumstances, in the event that a successor Debt Depository is not obtained, debt security certificates are required to be printed and delivered.

We may decide to discontinue use of the system of book-entry-only transfers through DTC (or a successor Debt Depository). In that event, debt security certificates will be printed and delivered.

The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

None of us, any trustee or any applicable paying agent or securities registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in a global security, or for maintaining, supervising or reviewing any records relating to such beneficial interest.

DESCRIPTION OF PURCHASE CONTRACTS

We may issue purchase contracts for the purchase or sale of debt or equity securities issued by us or securities of third parties, a basket of such securities, an index or indices of such securities or any combination of the above as specified in the applicable prospectus supplement.

Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities, currencies or commodities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, currencies or commodities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract.

The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or prefunded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contacts are issued. Our obligation to settle such pre-paid purchase contacts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under either the senior indenture or the subordinated indenture.

DESCRIPTION OF UNITS

We may, from time to time, issue units comprised of one or more of the other securities that may be offered under this prospectus, in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately at any time, or at any time before a specified date.

Any applicable prospectus supplement will describe:

•	the material terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any material provisions relating to the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

•	any material provisions of the governing unit agreement that differ from those described above.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase debt or equity securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus is being delivered:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currency or currencies, in which the price of such warrants will be payable;

•	the securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing, purchasable upon exercise of such warrants;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	any material Israeli and U.S. federal income tax consequences;

•	the antidilution provisions of the warrants; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

TAXATION

The material Israeli and U.S. federal income tax consequences relating to the purchase, ownership and disposition of any of the securities offered by this prospectus will be set forth in the prospectus supplement offering those securities.

PLAN OF DISTRIBUTION

We may sell the ADSs, debt securities, purchase contracts, units or warrants, (together referred to as "our securities") in any one or more of the following ways from time to time:

•	to or through underwriters;

•	to or through dealers;

•	through agents; or

•	directly to purchasers, including our affiliates.

The prospectus supplement with respect to any offering of our securities will set forth the terms of the offering, including:

•	the name or names and addresses of any underwriters, dealers or agents;

•	the purchase price of the securities and the proceeds to us from the sale;

•	any underwriting discounts and commissions or agency fees and other items constituting underwriters' or agents' compensation; and

•	any delayed delivery arrangements.

The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices.

If securities are sold by means of an underwritten offering, we will execute an underwriting agreement with an underwriter or underwriters, and the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transaction, including commissions, discounts and any other compensation of the underwriters and dealers, if any, will be set forth in the prospectus supplement which will be used by the underwriters to sell the securities. If underwriters are utilized in the sale of the securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriters at the time of sale.

Our securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by the managing underwriters. If any underwriter or underwriters are utilized in the sale of the securities, unless otherwise indicated in the prospectus supplement, the underwriting agreement will provide that the obligations of the underwriters are subject to conditions precedent and that the underwriters with respect to a sale of securities will be obligated to purchase all of those securities if they purchase any of those securities.

We may grant to the underwriters options to purchase additional securities to cover over-allotments, if any, at the public offering price with additional underwriting discounts or commissions. If we grant any over-allotment option, the terms of any over-allotment option will be set forth in the prospectus supplement relating to those securities.

If a dealer is utilized in the sales of securities in respect of which this prospectus is delivered, we will sell those securities to the dealer as principal. The dealer may then resell those securities to the public at varying prices to be determined by the dealer at the time of resale. Any reselling dealer may be deemed to be an underwriter, as the term is defined in the Securities Act of the securities so offered and sold. The name of the dealer and the terms of the transaction will be set forth in the related prospectus supplement.

Offers to purchase securities may be solicited by agents designated by us from time to time. Any agent involved in the offer or sale of the securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to the agent will be set forth, in the applicable prospectus supplement. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a reasonable best efforts basis for the period of its appointment. Any agent may be deemed to be an underwriter, as that term is defined in the Securities Act of the securities so offered and sold.

Offers to purchase securities may be solicited directly by us and the sale of those securities may be made by us directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of those securities. The terms of any sales of this type will be described in the related prospectus supplement.

Underwriters, dealers, agents and remarketing firms may be entitled under relevant agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, that may arise from any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission to state a material fact in this prospectus, any supplement or amendment hereto, or in the registration statement of which this prospectus forms a part, or to contribution with respect to payments which the agents, underwriters or dealers may be required to make.

If so indicated in the prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by institutions to purchase securities from us pursuant to contracts providing for payments and delivery on a future date. Institutions with which contracts of this type may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases those institutions must be approved by us. The obligations of any purchaser under any contract of this type will be subject to the condition that the purchase of the securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which the purchaser is subject. The underwriters and other persons acting as our agents will not have any responsibility in respect of the validity or performance of those contracts.

One or more firms, referred to as "remarketing firms," may also offer or sell the securities, if the prospectus supplement so indicates, in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own accounts or as agents for NICE or any of its subsidiaries. These remarketing firms will offer or sell the securities in accordance with a redemption or repayment pursuant to the terms of the securities. The prospectus supplement will identify any remarketing firm and the terms of its agreement, if any, with NICE or any of its subsidiaries and will describe the remarketing firm's compensation. Remarketing firms may be deemed to be underwriters in connection with the securities they remarket. Remarketing firms may be entitled under agreements that may be entered into with NICE or any of its subsidiaries to indemnification by NICE or any of its subsidiaries against certain civil liabilities, including liabilities under the Securities Act, and may engage in transactions with or perform services for NICE or any of its subsidiaries in the ordinary course of business.

Disclosure in the prospectus supplement of our use of delayed delivery contracts will include the commission that underwriters and agents soliciting purchases of the securities under delayed contracts will be entitled to receive in addition to the date when we will demand payment and delivery of the securities under the delayed delivery contracts. These delayed delivery contracts will be subject only to the conditions that we describe in the prospectus supplement.

In connection with the offering of securities, persons participating in the offering, such as any underwriters, may purchase and sell securities in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. Stabilizing transactions consist of bids or purchases for the purpose of preventing or retarding a decline in the market price of the securities, and syndicate short positions involve the sale by underwriters of a greater number of securities than they are required to purchase from any issuer in the offering. Underwriters also may impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers in respect of the securities sold in the offering for their account may be reclaimed by the syndicate if the securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the securities, which may be higher than the price that might prevail in the open market, and these activities, if commenced, may be discontinued at any time.

EXPERTS

Our consolidated financial statements as at December 31, 2004 and December 31, 2003 and for each of the years ended December 31, 2004, 2003 and 2002 appearing in our annual report on Form 20-F for the year ended December 31, 2004 and incorporated by reference herein have been audited by Kost, Forer, Gabbay & Kasierer, a member of Ernst & Young Global, independent registered public accounting firm, as indicated in their report with respect thereto. Such financial statements are incorporated by reference in reliance upon the report of such firm given upon their authority as experts in auditing and accounting.

The financial statements of the CRS Division of Dictaphone Corporation as of December 31, 2004 and 2003 and for the years ended December 31, 2004 and 2003 and for the nine month period ended December 31, 2002 incorporated into this prospectus by reference to the Form 6-K of NICE-Systems Ltd. for the month of August 2005 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

Certain legal matters with respect to United States and New York law with respect to the validity of certain of the offered securities will be passed upon for the issuers by Bryan Cave LLP, New York, New York. Certain legal matters with respect to Israeli law with respect to the validity of certain of the offered securities will be passed upon for the issuers by Goldfarb, Levy, Eran & Co., Tel-Aviv, Israel. Any underwriters will be advised with respect to other issues relating to any offering by their own legal counsel.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement that we filed with the SEC. The registration statement, including the attached exhibits, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit some of the information included in the registration statement from this prospectus. In addition, we file annual and special reports and other information with the SEC. You may read and copy such material at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the SEC's regional offices. You may also obtain copies of such material from the SEC at prescribed rates by wiring to the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

The SEC maintains an Internet website at http://www.sec.gov that contains reports, proxy, information statements and other material that are filed through the SEC's Electronic Data Gathering, Analysis and Retrieval ("EDGAR") system and file electronically with the SEC.

Our ADSs are quoted on the Nasdaq National Market under the symbol "NICE." You may inspect certain reports and other information concerning us at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

Information about us is also available on our website at http://www.nice.com. Such information on our website is not part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to "incorporate by reference" information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

The following documents filed with the SEC are incorporated in this prospectus by reference:

•	Our Annual Report on Form 20-F for the year ended December 31, 2004 (File No. 0-27466), filed June 29, 2005;

•	Our Report on Form 6-K, filed July 7, 2005;

•	Our Report on Form 6-K, filed August 3, 2005;

•	Our Report on Form 6-K/A, filed August 4, 2005;

•	Our Report on Form 6-K, filed August 10, 2005;

•	Our Report on Form 6-K, filed August 18, 2005;

•	Our Report on Form 6-K, filed August 25, 2005;

•	Our Report on Form 6-K, filed August 26, 2005;

•	Any future reports on Form 6-K to the extent that we indicate they are incorporated by reference into this registration statement;

•	Any future annual reports on Form 20-F that we may file with the SEC under the Exchange Act, prior to the termination of any offering contemplated by the prospectus; and

•	The description of our ordinary shares and ADRs contained in the Registration Statement on Form F-3 filed with the Commission on July 15, 1997 and including any subsequent amendment or report filed for the purpose of updating such description.

We filed a registration statement on Form F-3 to register with the SEC the securities described in this prospectus. This prospectus is part of that registration statement. As permitted by SEC rules, this prospectus does not contain all of the information included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement and the exhibits and schedules for more information about us and our securities. The registration statement and exhibits and schedules are also available at the SEC's Public Reference Room or through its web site.

You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

NICE-Systems Ltd.
8 Hapnina Street
P.O. Box 690
Ra'anana 43107 Israel
972-9-775-3030

You should rely only on the information contained or incorporated in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. You should not rely on any other representations. Our affairs may change after this prospectus or any supplement is distributed. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents. You should read all information supplementing this prospectus.

ENFORCEMENT OF CIVIL LIABILITIES

Service of process upon us and upon our directors and officers and the Israeli experts named in this prospectus, a substantial number of whom reside outside the United States, may be difficult to obtain within the United States. Furthermore, because our principal assets and a substantial number of our directors and officers are located outside the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

We have been informed by our legal counsel in Israel, Goldfarb, Levy, Eran & Co., that there is doubt concerning the enforceability of civil liabilities under the Securities Act and the Exchange Act in original actions instituted in Israel. However, subject to specified time limitations, Israeli courts may enforce a United States final executory judgment in a civil matter, including a monetary or compensatory judgment in a non-civil matter, obtained after due process before a court of competent jurisdiction according to the laws of the state in which the judgment is given and the rules of private international law currently prevailing in Israel. The rules of private international law currently prevailing in Israel do not prohibit the enforcement of a judgment by Israeli courts provided that:

•	the judgment is enforceable in the state in which it was given;

•	adequate service of process has been effected and the defendant has had a reasonable opportunity to present his arguments and evidence;

•	the judgment and the enforcement of the judgment are not contrary to the law, public policy, security or sovereignty of the state of Israel;

•	the judgment was not obtained by fraud and does not conflict with any other valid judgment in the same matter between the same parties; and

•	an action between the same parties in the same matter is not pending in any Israeli court at the time the lawsuit is instituted in the foreign court.

We have irrevocably appointed NICE Systems Inc. as our agent to receive service of process in any action against us in any U.S. jurisdiction arising out of this offering or any purchase or sale of securities in connection with this offering.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at an annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

EXPENSES

The following is a statement of expenses in connection with the distribution of the securities registered. All amounts shown are estimates except the Securities and Exchange Commission registration fee.

Securities and Exchange Commission registration fee	U.S.$ 25,894
Legal fees and expenses	U.S.$ 150,000
Accounting fees and expenses	U.S.$ 75,000
Printing expenses	U.S.$ 20,000
Miscellaneous expenses	U.S.$ 50,000
Total	U.S.$ 320,894

PART II.

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8.    Indemnification of Officers and Directors

Exemption, Insurance and Indemnification of Directors and Officers

Exemption of Office Holders

Under the Companies Law, an Israeli company may not exempt an office holder from liability for breach of his duty of loyalty, but may exempt in advance an office holder from liability to the company, in whole or in part, for a breach of his duty of care (except in connection with distributions), provided the articles of association of the company allow it to do so. Our articles of association do not allow us to do so.

Office Holder Insurance

Our articles of association provide that, subject to the provisions of the Companies Law, we may enter into a contract for the insurance of the liability of any of our office holders with respect to:

•	a breach of his duty of care to us or to another person,

•	a breach of his fiduciary duty to us, provided that the office holder acted in good faith and had reasonable grounds to assume that his act would not prejudice our interests, or

•	a financial liability imposed upon him in favor of another person concerning an act performed by him in his capacity as an office holder.

Indemnification of Office Holders

Our articles of association provide that we may indemnify an office holder against:

•	a financial liability imposed on him in favor of another person by any judgment, including a settlement or an arbitrator's award approved by a court concerning an act performed in his capacity as an office holder, and

•	reasonable litigation expenses, including attorneys' fees, expended by the office holder or charged to him by a court, in proceedings instituted against him by or on our behalf or by another person, or in a criminal charge from which he was acquitted, or a criminal charge in which he was convicted for a criminal offense that does not require proof of intent, in each case relating to an act performed in his capacity as an office holder.

The Companies Law was recently amended to also permit indemnification of reasonable litigation expenses, including attorneys' fees, expended by the office holder as a result of an investigation or proceeding instituted against him by a competent authority, provided that such investigation or proceeding concluded without the filing of an indictment against him and either (A) concluded without the imposition of any financial liability in lieu of criminal proceedings or (B) concluded with the imposition of a financial liability in lieu of criminal proceedings but relates to a criminal offense that does not require proof of criminal intent. We intend to amend our articles of association accordingly.

Our articles of association also include provisions:

•	authorizing us to grant an undertaking to indemnify an office holder, provided that the undertaking is limited to types of events which our board of directors deems to be foreseeable at the time of the undertaking and limited to an amount determined by our board of directors to be reasonable under the circumstances and provided that the total amount of indemnification for all persons we have agreed to indemnify in such circumstances does not exceed, in the aggregate twenty-five percent (25%) of our shareholders' equity at the time of the actual indemnification; and

•	authorizing us to retroactively indemnify an office holder.

The recent amendment to the Companies Law imposes similar conditions only on undertakings to indemnify an office holder for financial liabilities imposed by judgments but not for litigation expenses. Such an undertaking would be permitted if it is limited to events that our board of directors believes are foreseeable in light of our actual operations at the time of providing the undertaking and to a sum or criterion that our board of directors determines to be reasonable under the circumstances. We intend to amend our articles of association accordingly.

We have undertaken to indemnify our directors and officers pursuant to applicable law and intend to amend such undertakings in accordance with the recent amendment to the Companies Law. We have obtained directors and officers liability insurance for the benefit of our office holders.

Limitations on Exemption, Insurance and Indemnification

The Companies Law provides that a company may not exempt or indemnify an office holder, or enter into an insurance contract, which would provide coverage for any monetary liability incurred as a result of any of the following:

•	a breach by the office holder of his duty of loyalty unless, with respect to insurance coverage, the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

•	a breach by the office holder of his duty of care if the breach was done intentionally or recklessly;

•	any act or omission done with the intent to derive an illegal personal benefit; or

•	any fine levied against the office holder.

Required Approvals

In addition, under the Companies Law, any exemption of, indemnification of, or procurement of insurance coverage for, our office holders must be approved by our audit committee and our board of directors and, if the beneficiary is a director, by our shareholders.

On August 2, 2005, the audit committee and the board of directors approved, subject to shareholder approval at the annual meeting of shareholders to be held on September 28, 2005, the entry into amended indemnification letters with its directors and certain officers in light of the recent amendments to the Companies Law described above.

Item 9.    Exhibits

Number	Description
1	Form of Underwriting Agreement.*
3.1	Memorandum of Association of NICE-Systems Ltd. (together with an English translation thereof) (filed as Exhibit 3.1 to NICE-Systems Ltd.'s Registration Statement on Form F-1 (Registration No. 333-99640) filed with the Commission on November 21, 1995, and incorporated herein by reference).
3.2	Articles of Association of NICE-Systems Ltd. approved by the Annual General Meeting of the Company's shareholders held on December 24, 2002 (filed as Exhibit 1.2 to NICE-Systems Ltd.'s Annual Report on Form 20-F filed with the Commission on June 26, 2003, and incorporated herein by reference).
4.1	Form of Indenture relating to the senior debt securities.
4.2	Form of Officer's Certificate or Supplemental Indenture establishing a series of senior debt securities, including form of senior debt security.*
4.3	Form of Indenture relating to the subordinated debt securities.
4.4	Form of Officer's Certificate or Supplemental Indenture establishing a series of subordinated debt securities, including form of subordinated debt security.*
4.5	Form of Purchase Contract Agreement (including form of Purchase Contract Certificate).*
4.6	Form of Unit Agreement (including form of Unit Certificate).*
4.7	Form of Warrant Agreement (including form of Warrant Certificate).*
4.8	Form of Share Certificate (filed as Exhibit 4.1 to Amendment No. 1 to NICE-Systems Ltd.'s Registration Statement on Form F-1 (Registration No. 333-99640) filed with the Commission on December 29, 1995, and incorporated herein by reference).
4.9	Form of Deposit Agreement including Form of ADR Certificate (filed as Exhibit A to NICE-Systems Ltd.'s Registration Statement on Form F-6 (Registration No. 333-13518) filed with the Commission on May 17, 2001, and incorporated herein by reference)
5.1	Opinion of Bryan Cave LLP, U.S. counsel to the Registrant.
5.2	Opinion of Goldfarb, Levy, Eran & Co., counsel to the Registrant.
23.1	Consent of Kost, Forer, Gabbay & Kasierer.
23.2	Consent of Bryan Cave LLP (included in 5.1 above).
23.3	Consent of Goldfarb, Levy, Eran & Co. (included in 5.2 above).
23.4	Consent of PricewaterhouseCoopers LLP.
24	Powers of Attorney (included in the signature pages herein).
25.1	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of Trustee under Indenture relating to senior debt securities.*
25.2	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of Trustee under Indenture relating to subordinated debt securities.*

*	To be filed by amendment or incorporated by reference pursuant to a report on Form 6-K.

Item 10.    Undertakings

(a)    The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or any decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933, as amended, need not be furnished, provided, that the Registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act of 1933, as amended, or Rule 3-19 of Regulation S-K if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in this Form F-3.

(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended, (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d)    The undersigned Registrant hereby undertakes that:

(1)    For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2)    For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e)    The undersigned Registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the SEC under Section 305(b)(2) of the Trust Indenture Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, NICE-SYSTEMS LTD. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ra'anana, Israel on August 26, 2005.

NICE-SYSTEMS LTD.

By:	/s/ Haim Shani
Name:	Haim Shani
Title:	Chief Executive Officer

POWER OF ATTORNEY

Know all persons by these presents that each of the undersigned constitutes and appoints Ran Oz, Haim Shani, and each of them, his or her true and lawful attorneys-in-fact and agents with full and several power of substitution, for and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, and supplements to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they or he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title(s)	Date

/s/ Ron Gutler	Chairman of the Board of Directors	August 26, 2005

Ron Gutler

/s/ Haim Shani	Director and Chief Executive Officer (Principal Executive Officer)	August 26, 2005

Haim Shani

/s/ Ran Oz	Corporate Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	August 26, 2005

Ran Oz

/s/ Rimon Ben-Shaoul	Director	August 26, 2005

Rimon Ben-Shaoul

/s/ Yoseph Dauber	Director	August 26, 2005

Yoseph Dauber

/s/ Dan Falk	Director	August 26, 2005

Dan Falk

/s/ John Hughes	Director	August 26, 2005

John Hughes

/s/ David Kostman	Director	August 26, 2005

David Kostman

Name	Title(s)	Date

/s/ Dr. Leora Meridor	Director	August 26, 2005

Dr. Leora Meridor

/s/ Joseph Atsmon	Vice-Chairman of the Board of Directors	August 26, 2005

Joseph Atsmon

Authorized Representative in the United States:

NICE SYSTEMS INC.

By:	/s/ David Ottensoser		August 26, 2005
	Name:	David Ottensoser
	Title:	Corporate Secretary

EXHIBIT INDEX

Number	Description
1	Form of Underwriting Agreement.*
3.1	Memorandum of Association of NICE-Systems Ltd. (together with an English translation thereof) (filed as Exhibit 3.1 to NICE-Systems Ltd.'s Registration Statement on Form F-1 (Registration No. 333-99640) filed with the Commission on November 21, 1995, and incorporated herein by reference).
3.2	Articles of Association of NICE-Systems Ltd. approved by the Annual General Meeting of the Company's shareholders held on December 24, 2002 (filed as Exhibit 1.2 to NICE-Systems Ltd.'s Annual Report on Form 20-F filed with the Commission on June 26, 2003, and incorporated herein by reference).
4.1	Form of Indenture relating to the senior debt securities.
4.2	Form of Officer's Certificate or Supplemental Indenture establishing a series of senior debt securities, including form of senior debt security.*
4.3	Form of Indenture relating to the subordinated debt securities.
4.4	Form of Officer's Certificate or Supplemental Indenture establishing a series of subordinated debt securities, including form of subordinated debt security.*
4.5	Form of Purchase Contract Agreement (including form of Purchase Contract Certificate).*
4.6	Form of Unit Agreement (including form of Unit Certificate).*
4.7	Form of Warrant Agreement (including form of Warrant Certificate).*
4.8	Form of Share Certificate (filed as Exhibit 4.1 to Amendment No. 1 to NICE-Systems Ltd.'s Registration Statement on Form F-1 (Registration No. 333-99640) filed with the Commission on December 29, 1995, and incorporated herein by reference).
4.9	Form of Deposit Agreement including Form of ADR Certificate (filed as Exhibit A to NICE-Systems Ltd.'s Registration Statement on Form F-6 (Registration No. 333-13518) filed with the Commission on May 17, 2001, and incorporated herein by reference)
5.1	Opinion of Bryan Cave LLP, U.S. counsel to the Registrant.
5.2	Opinion of Goldfarb, Levy, Eran & Co., counsel to the Registrant.
23.1	Consent of Kost, Forer, Gabbay & Kasierer.
23.2	Consent of Bryan Cave LLP (included in 5.1 above).
23.3	Consent of Goldfarb, Levy, Eran & Co. (included in 5.2 above).
23.4	Consent of PricewaterhouseCoopers LLP.
24	Powers of Attorney (included in the signature pages herein).
25.1	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of Trustee under Indenture relating to senior debt securities.*
25.2	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of Trustee under Indenture relating to subordinated debt securities.*

*	To be filed by amendment or incorporated by reference pursuant to a report on Form 6-K.